UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
FABRINET
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
2020

NOTICE OF 2020 ANNUAL MEETING OF SHAREHOLDERS
Annual Meeting Date and Time
Thursday, December 10, 2020 at 9:00 a.m. Pacific Time
Location
In light of the COVID-19 pandemic, for the safety and well-being of our shareholders, directors and employees, and taking into account the protocols of local, state and federal governments, this year the annual meeting will be held in a virtual format only. Please visit www.virtualshareholdermeeting.com/FN2020.
We have not previously held a virtual annual meeting and expect that we will revert to holding an in-person meeting next year if appropriate.
Replay
A recording of the meeting will be available at www.virtualshareholdermeeting.com/FN2020 and on our website at investor.fabrinet.com following the meeting through December 17, 2020.
Items of Business
1.
Elect two Class II directors listed in the accompanying proxy statement and recommended by Fabrinet’s board of directors to serve for a term of three years, or until their respective successors have been duly elected and qualified;

2.	Ratify the appointment of PricewaterhouseCoopers ABAS Ltd. as Fabrinet’s independent registered public accounting firm for Fabrinet’s fiscal year ending June 25, 2021;
3.	Hold an advisory vote to approve the compensation paid to Fabrinet’s named executive officers; and
4.	Transact such other business as may properly come before the meeting, or any adjournment or postponement thereof.
These items of business are more fully described in the proxy statement accompanying this notice. Any action on the items of business described above may be considered at Fabrinet’s 2020 Annual Meeting of Shareholders at the time and on the date specified above, or at any time and date to which the meeting may be properly adjourned or postponed (the “Annual Meeting”).
Record Date
Only shareholders of record at the close of business on October 14, 2020, are entitled to notice of and to vote at the Annual Meeting, and at any postponements or adjournments of the meeting.
Voting
Your vote is very important. Even if you plan to attend the Annual Meeting online, we encourage you to read the proxy statement and to vote as quickly as possible, to ensure your vote is recorded. For specific instructions on how to vote your shares, please follow the procedures outlined in your Notice of Internet Availability of Proxy Materials, or refer to the section of the proxy statement entitled “Questions and Answers About the Annual Meeting and Procedural Matters.”
If you have any questions or require any assistance with completing your proxy, please contact Kingsdale Advisors by telephone at (866) 228-3049 (toll-free within North America) or (416) 867-2272 (call collect outside North America), or by email at contactus@kingsdaleadvisors.com.
Meeting Admission
You are entitled to attend the Annual Meeting online, vote and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/FN2020 and entering the 16-digit control number included on the Notice of Internet Availability of Proxy Materials, on your proxy card (if you requested printed materials), or on the instructions that accompanied your proxy materials. You will only be entitled to vote and submit questions at the Annual Meeting if you are a shareholder as of the record date. More details on how to participate in this year’s virtual meeting can be found in the section of the proxy statement entitled “Questions and Answers about the Annual Meeting and Procedural Matters.”
In the event of a technical malfunction or other situation that at the discretion of the Chairman of the Board of Directors may affect the ability of the Annual Meeting to satisfy the requirements for a meeting of shareholders to be held, the Chairman or Corporate Secretary of Fabrinet will convene the meeting at 11:00 a.m. Pacific Time on the same date and at the website specified above solely for the purpose of holding the adjourned meeting at this later time.
Thank you for your ongoing support of Fabrinet.
By order of the Board of Directors,
/s/ David T. Mitchell
David T. Mitchell Chairman of the Board of Directors
Grand Cayman, Cayman Islands October 22, 2020

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting
of Shareholders to Be Held on Thursday, December 10, 2020
The proxy statement and our 2020 Annual Report to Shareholders are available at www.proxyvote.com.

Page
2020 PROXY STATEMENT SUMMARY	1
2020 Annual Meeting	1
Matters to Be Voted on at the Annual Meeting	1
Business and Financial Highlights	2
Executive Compensation Program Highlights	3
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND PROCEDURAL MATTERS	6
How can I attend the Annual Meeting?	6
Can shareholders ask questions during the Annual Meeting?	6
Who is entitled to vote at the Annual Meeting?	6
Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?	6
What proposals will be voted on at the Annual Meeting?	7
How does the Board of Directors recommend that I vote?	7
What is the voting requirement to approve each of the proposals and how are votes counted?	7
How many shares must be present or represented to conduct business at the Annual Meeting?	7
How can I vote my shares during the Annual Meeting?	8
How can I vote my shares without attending the Annual Meeting?	8
What is the difference between holding shares as a shareholder of record and as a beneficial owner?	8
What happens if additional matters are presented at the Annual Meeting?	9
Can I change my vote?	9
What happens if I decide to attend the Annual Meeting but I have already voted or submitted a proxy card covering my shares?	9
What should I do if I receive more than one set of voting materials?	9
Is my vote confidential?	9
Where can I find the voting results of the Annual Meeting?	9
Who will bear the cost of soliciting votes for the Annual Meeting?	10
What is the deadline to propose actions for consideration at next year’s annual meeting of shareholders or to nominate individuals to serve as directors?	10
How may I obtain a separate set of proxy materials or the 2020 Annual Report?	11
Whom do I contact if I have questions?	11

2020 PROXY STATEMENT SUMMARY
2020 Annual Meeting
Date:	Thursday, December 10, 2020
Time:	9:00 a.m. Pacific Time
Location:	Online via live audio webcast at www.virtualshareholdermeeting.com/FN2020
Record Date:	October 14, 2020
Voting:
Shareholders as of the record date are entitled to vote. Shareholders may cast one vote for each ordinary share held by them as of the record date on all matters properly presented at the Annual Meeting. At the close of business on the record date, there were 36,937,866 ordinary shares outstanding and entitled to vote at the Annual Meeting, as well as 1,744,103 ordinary shares outstanding and held as treasury shares.

Admission to Meeting:
You are entitled to attend the Annual Meeting online, vote and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/FN2020 and entering the 16-digit control number included on the Notice of Internet Availability of Proxy Materials, on your proxy card (if you requested printed materials), or on the instructions that accompanied your proxy materials. You will only be entitled to vote and submit questions at the Annual Meeting if you are a shareholder as of the record date.

Matters to Be Voted on at the Annual Meeting
Matter		Board Recommendation	Page Reference for More Information
Proposal 1:	Election of two Class II directors	FOR each nominee	Page 13
Proposal 2:	Ratification of the appointment of PricewaterhouseCoopers ABAS Ltd. as Fabrinet’s independent auditor for the fiscal year ending June 25, 2021	FOR	Page 20
Proposal 3:	Advisory vote to approve named executive officer compensation	FOR	Page 21
2020 PROXY STATEMENT	1

2020 PROXY STATEMENT SUMMARY
Business and Financial Highlights
We had record revenue and operating cash flow during fiscal 2020 and ended the fiscal year with record cash and cash equivalents, short-term investments and short-term restricted cash of $495.5 million. Our fiscal 2020 revenue was $1,641.8 million, an increase of $57.5 million, or 3.6%, compared to fiscal 2019 revenue of $1,584.3 million. Our fiscal 2020 operating cash flow was $150.7 million, an increase of $3.3 million, or 2.2%, compared to fiscal 2019 operating cash flow of $147.4 million.
The following table illustrates our fiscal 2020 results in terms of revenue, gross margin, operating margin, net income, net income per diluted share and fiscal year-end closing share price, relative to fiscal 2019:
	Fiscal 2020(1)	Fiscal 2019	% Change
Revenue	$1,641.8 million	$1,584.3 million	3.6%
GAAP gross margin	11.3%	11.3%	—
Non-GAAP gross margin(2)	11.7%	11.7%	—
Operating margin	7.2%	7.7%	(6.5)%
Non-GAAP operating margin	8.8%	9.1%	(3.3)%
Net income	$113.5 million	$121.0 million	(6.2)%
Non-GAAP net income(2)	$140.6 million	$142.6 million	(1.4)%
Net income per diluted share	$3.01	$3.23	(6.8)%
Non-GAAP net income per diluted share(2)	$3.73	$3.81	(2.1)%
Closing share price (on last trading day of fiscal year)	$59.35	$49.67	19.5%
(1)
Please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended June 26, 2020 (filed with the Securities and Exchange Commission on August 18, 2020), for a more detailed discussion of our fiscal 2020 financial results.

(2)
Please refer to Appendix A for a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure calculated in accordance with generally accepted accounting principles in the United States (“GAAP”).

Other business highlights include:
•	In February 2020, we promoted Csaba Sverha as our new Chief Financial Officer.
•
During fiscal 2020, we repurchased 355,000 ordinary shares under our share repurchase program for an aggregate purchase price of $20.7 million, which offset dilution from issuances under our equity incentive plans.

•	In August 2020, our board of directors increased our repurchase program authorization by $58.5 million, resulting in an aggregate of $100.0 million being available for repurchase.
2	2020 PROXY STATEMENT

2020 PROXY STATEMENT SUMMARY
Executive Compensation Program Highlights
Our executive compensation program is designed to be heavily weighted towards compensating our executives based on company performance. To that end, we have implemented executive compensation policies and practices that reinforce our pay-for-performance philosophy and align with commonly viewed best practices and sound governance principles. The following chart summarizes these policies and practices:
What We Do
✔	Pay-for-performance, with significant portion of compensation at risk
✔	Caps on performance-based incentive compensation
✔	Multi-year performance periods
✔	Claw back on cash and equity incentive compensation
✔	Share ownership guidelines for executive officers and directors
✔	100% independent directors on the Compensation Committee
✔	Independent compensation consultant engaged by the Compensation Committee
✔	Annual review and approval of our compensation strategy
✔	Engagement with shareholders
✔	Annual shareholder advisory vote on executive compensation
What We Don’t Do
×	No targeting specific percentiles
×	No guaranteed bonus
×	No changing of multi-year targets after they are set
×	No repricing or buyouts of equity awards
×	No share “recycling”
×	No short sales, hedging, or pledging of our ordinary shares
×	No transactions involving derivatives of our ordinary shares
×	No paying dividends or dividend equivalents on unvested equity awards
Fiscal 2020 Highlights. Our fiscal 2020 executive compensation program continued to use key performance measures to link executive compensation with Fabrinet’s performance. Taking into account the results of previous shareholder advisory votes on our executive compensation and feedback received from shareholders in 2016 and 2017, the Compensation Committee approved our fiscal 2020 executive compensation program in August 2019 with the following key components:
•	We used a mix of long-term and short-term compensation components to align executive interests with shareholders and attract, retain and motivate executives.
•
Target total compensation consisted of annual base salary, target bonus opportunity under our cash-based incentive plan and the aggregate grant date fair value of time-based and performance-based equity award grants in fiscal 2020 (assuming maximum achievement of performance conditions).

•
Our fiscal 2020 cash-based incentive plan, which we refer to as the Fiscal 2020 Bonus Plan, used annual revenue and non-GAAP operating margin as the sole performance measures under the plan. We established challenging targets under the plan at the beginning of fiscal 2020 to determine payouts, if any, following the completion of fiscal 2020.

•	More than half of fiscal 2020 target total compensation for our CEO, COO and former CFO was variable and performance-based (57% for CEO; 61% for COO; and 60% for former CFO).
•	A substantial portion of fiscal 2020 target total compensation for our CEO, COO and former CFO was equity-based (78% for CEO; 69% for COO; and 74% for former CFO).
•	We increased the fiscal 2020 annual base salaries of our CEO (by 11%), COO (by 4%) and former CFO (by 5%), following two fiscal years in which our COO and former CFO did not receive a raise.
2020 PROXY STATEMENT	3

2020 PROXY STATEMENT SUMMARY
•
We increased the target amount that could become payable to our CEO (by 11%), COO (by 4%) and former CFO (by 4%) under our fiscal 2020 cash-based incentive plan, which was a direct result of increases to annual base salary.

•
More than half of the equity awards granted to our CEO, COO and former CFO in fiscal 2020 were performance-based (57% for CEO; 62% for COO; and 61% for former CFO). These equity awards consisted of performance-based restricted share units (PSUs) with challenging performance measures that are based on achievement of revenue and non-GAAP operating margin over a two-year period. In addition, despite having achieved two consecutive fiscal years of record annual revenue, only 41.5% of the PSUs that we granted to our executive officers in August 2018 vested following the completion of fiscal 2020 because we did not achieve all of the two-year cumulative performance metrics under such PSUs.

In November 2019, the Compensation Committee also continued its outreach and dialogue with shareholders on our governance and executive compensation practices by soliciting the views of 25 of our then largest institutional shareholders, representing approximately 74% of our shares outstanding as of October 31, 2019. Prior to our 2019 annual meeting of shareholders, the Compensation Committee had discussions with those shareholders that responded to the outreach after reviewing our 2019 proxy statement, which investors represented approximately 4% of our shares outstanding as of October 31, 2019, including two of our 15 then largest institutional shareholders.
Fiscal 2021 Updates. In August 2020, the Compensation Committee approved our fiscal 2021 executive compensation program, which continues to use a mix of long-term and short-term compensation components to align executive interests with shareholders and attract, retain and motivate executives. Our fiscal 2021 executive compensation program was approved with the following key components:
•	A substantial portion of fiscal 2021 target total compensation is variable and performance-based (64% for CEO, 66% for COO, and 60% for current CFO).
•	A substantial portion of fiscal 2021 target total compensation is equity-based (75% for CEO, 66% for COO and 72% for current CFO).
•
We increased the fiscal 2021 annual base salary of our current CFO (by 4%) to bring his salary closer to the 50th percentile of our peer group. No other executive officers received raises for fiscal 2021.

•
The target amount that could become payable to our named executive officers under our fiscal 2021 cash-based incentive plan remained the same, except for an increase in our current CFO’s target bonus opportunity to bring his target cash incentive compensation closer to the 50th percentile of our peer group. This plan uses annual revenue and non-GAAP operating margin targets as the sole performance measures that will determine payouts, if any, following the completion of fiscal 2021.

•
2/3 or more of the equity awards granted to our CEO, COO and current CFO in fiscal 2021 are PSUs with challenging performance measures that are based on achievement of revenue and non-GAAP operating margin over a two-year period.

The Compensation Committee plans to continue its practice of shareholder outreach regarding our executive compensation practices by again soliciting the views of institutional shareholders representing more than 70% of our shares outstanding as of October 31, 2020, including our ten largest shareholders as of that date. The Compensation Committee expects to contact such shareholders between the filing of this proxy statement and the date of the Annual Meeting.
4	2020 PROXY STATEMENT

c/o Intertrust Corporate Services (Cayman) Limited
190 Elgin Avenue
George Town
Grand Cayman KY1-9005
Cayman Islands
PROXY STATEMENT
FOR 2020 ANNUAL MEETING OF SHAREHOLDERS
This proxy statement is being provided to holders of ordinary shares of Fabrinet at the close of business on the record date (October 14, 2020) in connection with the solicitation of proxies by Fabrinet’s board of directors (the “Board”) for use at Fabrinet’s 2020 Annual Meeting of Shareholders, and any postponements, adjournments or continuations thereof (the “Annual Meeting”), for the purpose of considering and acting upon the matters set forth in this proxy statement and the accompanying notice. The Annual Meeting will be held on Thursday, December 10, 2020, at 9:00 a.m. Pacific Time via live audio webcast at www.virtualshareholdermeeting.com/FN2020.
Due to the continuing public health impact of the COVID-19 pandemic, the Annual Meeting will be held in a virtual format only to support the health and well-being of our shareholders, and to afford the same rights and opportunities to participate as would be available at an in-person meeting. We have not previously held a virtual annual meeting and expect that we will revert to holding an in-person meeting next year if appropriate.
2020 PROXY STATEMENT	5

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND PROCEDURAL MATTERS
Q:	How can I attend the Annual Meeting?
A:
You are invited to attend the Annual Meeting if you were a shareholder of record or a beneficial owner as of October 14, 2020 (the “Record Date”). Shareholders may participate in the Annual Meeting at www.virtualshareholdermeeting.com/FN2020. Guests will not be able to vote shares or ask questions during the meeting.

If you plan to attend the Annual Meeting online, please be aware of what you will need to gain admission to the meeting, as described below. If you do not comply with these procedures, you will not be able to participate in the Annual Meeting but may view the Annual Meeting webcast as a guest.
To attend online and participate in the Annual Meeting, shareholders of record will need to enter the 16-digit control number included on their Notice of Internet Availability of Proxy Materials or proxy card (if they requested printed materials) to log into www.virtualshareholdermeeting.com/FN2020. Beneficial owners who do not have a control number may gain access to the meeting by logging into their brokerage firm’s website and selecting the stockholder communications mailbox to link through to the Annual Meeting; instructions should also be provided on the voting instruction card provided by their broker, bank, or other nominee.
We encourage you to access the meeting prior to the start time. Please allow ample time for online check-in, which will begin at 8:45 a.m. Pacific Time. If you have difficulties during the check-in time or during the meeting, we will have technicians ready to assist you with any difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting, please call the technical support number that will be posted on the virtual meeting platform’s log in page.
Q:	Can shareholders ask questions during the Annual Meeting?
A:	Yes. Shareholders may submit questions online in advance of, or during, the Annual Meeting.
Shareholders may submit questions in advance of the meeting at www.proxyvote.com after logging in with the 16-digit control number included on the Notice of Internet Availability of Proxy Materials, on their proxy card (if they requested printed materials), or on the instructions that accompanied their proxy materials.
During the meeting, shareholders may submit questions through the virtual meeting platform at www.virtualshareholdermeeting.com/FN2020.
We will endeavor to answer as many shareholder-submitted questions as time permits that comply with the meeting rules of conduct. We reserve the right to edit any inappropriate language and to exclude questions regarding topics that are not pertinent to meeting matters or Fabrinet’s business. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition in the interest of time and fairness to all shareholders.
Q:	Who is entitled to vote at the Annual Meeting?
A:
You may vote your Fabrinet ordinary shares if our records show that you owned your shares at the close of business on the Record Date. At the close of business on the Record Date, there were 36,937,866 ordinary shares outstanding and entitled to vote at the Annual Meeting, as well as 1,744,103 ordinary shares outstanding and held as treasury shares. You may cast one vote for each ordinary share held by you as of the Record Date on all matters presented.

Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
A:
In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we began sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders of record and beneficial owners on or about October 22, 2020.

6	2020 PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND PROCEDURAL MATTERS
All shareholders will be able to access the proxy materials on the website referred to in the Notice, or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy can be found in the Notice. In addition, shareholders may request the proxy materials be sent by mail or email on an ongoing basis. Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment.
Q:	What proposals will be voted on at the Annual Meeting?
A:	The proposals scheduled to be voted on are:
Proposal One:
Election of two Class II directors listed in this proxy statement and recommended by the Board to serve for a term of three years, or until their respective successors have been duly elected and qualified;

Proposal Two:	Ratification of the appointment of PricewaterhouseCoopers ABAS Ltd. as our independent registered public accounting firm for our fiscal year ending June 25, 2021; and
Proposal Three:	An advisory vote to approve the compensation paid to our named executive officers.
Q:	How does the Board of Directors recommend that I vote?
A:	The Board recommends that you vote your shares:
•	“FOR” each of the nominees listed in this proxy statement and recommended by the Board for election as Class II directors (Proposal One);
•	“FOR” the ratification of the appointment of PricewaterhouseCoopers ABAS Ltd. as our independent registered public accounting firm for our fiscal year ending June 25, 2021 (Proposal Two); and
•	“FOR” the approval, on an advisory basis, of the compensation paid to our named executive officers (Proposal Three).
Q:	What is the voting requirement to approve each of the proposals and how are votes counted?
A:
A plurality of the votes cast is required for the election of directors (Proposal One). You may vote “FOR” or “WITHHOLD” on each nominee for election as director. The nominees for director receiving the highest number of affirmative votes will be elected as directors. Abstentions and broker non-votes will not affect the outcome of the election. However, as set forth under “Corporate Governance –Majority Voting Policy in Uncontested Elections,” we have a policy that if a director receives more “Withhold” votes than “For” votes in an uncontested election such as this one, the director shall offer his or her resignation for consideration by the Board.

The affirmative vote of a majority of the shares present, virtually or by proxy, and entitled to vote is required to (1) ratify the appointment of PricewaterhouseCoopers ABAS Ltd. as our independent registered public accounting firm for our fiscal year ending June 25, 2021 (Proposal Two), and (2) approve, on an advisory basis, the compensation paid to our named executive officers (Proposal Three). You may vote “FOR,” “AGAINST” or “ABSTAIN” on these proposals. Abstentions have the same effect as votes against these proposals. However, broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of voting results on these proposals.
All shares entitled to vote and represented by properly submitted proxies received prior to the Annual Meeting (and not revoked) will be voted at the Annual Meeting in accordance with the instructions indicated by such proxy. If no instructions are indicated on such proxy, the shares represented by that proxy will be voted as recommended by the Board.
Q:	How many shares must be present or represented to conduct business at the Annual Meeting?
A:
The presence of the holders of at least one-third of the total shares entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Such shareholders are counted as present at the meeting if (1) they are present virtually at the Annual Meeting or (2) have properly submitted a proxy. Abstentions and broker “non-votes” are counted as present and entitled to vote and are, therefore, included for the purposes of determining whether a quorum is present at the Annual Meeting. A broker “non-vote” occurs when a nominee holding shares for

2020 PROXY STATEMENT	7

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND PROCEDURAL MATTERS
a beneficial owner has not received voting instructions from the beneficial owner, and the broker does not have, or declines to exercise, discretionary authority to vote those shares.
Q:	How can I vote my shares during the Annual Meeting?
A:	Shareholders of record may vote their shares electronically during the Annual Meeting by logging into www.virtualshareholdermeeting.com/FN2020.
Beneficial owners may vote their shares electronically during the Annual Meeting only if they obtain a “legal proxy” from the broker, bank or nominee that holds the shares giving the beneficial owner the right to vote the shares. Voting online during the meeting will replace any previous votes. Even if you plan to attend the Annual Meeting, we recommend you also submit your vote as described in the Notice and as described below, so your vote will be counted even if you later decide not to attend the meeting.
Q:	How can I vote my shares without attending the Annual Meeting?
A:
Whether you hold shares directly as the shareholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a shareholder of record, you may vote by submitting a proxy; please refer to the voting instructions in the Notice or below. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, bank or nominee; please refer to the voting instructions provided to you by your broker, bank or nominee.

By Internet – Shareholders of record with Internet access may submit proxies until 11:59 p.m., Eastern time, on December 9, 2020, by following the “Vote by Internet” instructions described in the Notice, or by following the instructions at www.proxyvote.com. Most Fabrinet shareholders who hold shares beneficially in street name may vote by accessing the website specified in the voting instructions provided by their brokers, trustees or nominees. If you are a beneficial owner, please check the voting instructions provided by your broker, trustee or nominee for information regarding Internet voting availability.
By telephone – Depending on how your shares are held, you may be able to vote by telephone. If this option is available to you, you will have received information with the Notice or the voting instructions provided by your broker, bank or nominee explaining this procedure.
By mail – Shareholders of record may request a paper proxy card from Fabrinet and indicate their vote by completing, signing and dating the card where indicated and by returning it in the prepaid envelope that will be included with the proxy card. Please follow the procedures outlined in the Notice to request a paper proxy card.
We may use the Broadridge QuickVote™ service to assist beneficial shareholders with voting their shares over the telephone. Alternatively, Kingsdale Advisors may contact beneficial shareholders to assist them with conveniently voting their shares directly over the phone. If you have any questions about the Annual Meeting, please contact Kingsdale by telephone at (866) 228-3049 (toll-free in North America) or (416) 867-2272 (call collect outside North America), or by email at contactus@kingsdaleadvisors.com.
Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?
A:
Shareholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, you are considered the “shareholder of record” with respect to those shares, and we have sent the Notice directly to you. As a shareholder of record, you have the right to grant your voting proxy directly to us or to a third party, or to vote virtually during the Annual Meeting.

Beneficial Owner. If your shares are held in a brokerage account or by a bank or nominee, you are considered the “beneficial owner” of shares held in “street name,” and the Notice is being forwarded to you by your broker, bank or nominee (who is considered the shareholder of record with respect to those shares). As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares. Your broker, bank or nominee has enclosed or provided voting instructions for you to use in directing the broker, bank or nominee how to vote your shares. You are also invited to attend the Annual Meeting. However, because you are not the shareholder of record, you may not vote your shares virtually during the Annual Meeting unless you obtain a “legal proxy” from your broker, bank or nominee giving you the right to vote the shares at the Annual Meeting.
If you hold your shares through a broker and do not provide your broker with specific voting instructions, your broker will have the discretion to vote your shares only on routine matters. As a result:
•	Your broker will not have the authority to exercise discretion to vote your shares with respect to the
8	2020 PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND PROCEDURAL MATTERS
election of directors and the advisory vote to approve the compensation paid to our named executive officers because the rules of The New York Stock Exchange (“NYSE”) treat those matters as non-routine; but
•
Your broker will have the authority to exercise discretion to vote your shares with respect to the ratification of the appointment of PricewaterhouseCoopers ABAS Ltd. as our independent registered public accounting firm for our fiscal year ending June 25, 2021, because NYSE rules treat that matter as routine.

Q:	What happens if additional matters are presented at the Annual Meeting?
A:
If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named as proxy holders will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

Q:	Can I change my vote?
A:	Subject to any rules your broker, bank or nominee may have, you may change your vote at any time before the electronic polls close at the Annual Meeting.
If you are the shareholder of record, you may change your vote by (1) granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the voting methods described above (and until the applicable deadline for each method), (2) providing a written notice of revocation to our Corporate Secretary, c/o Fabrinet USA, Inc., 4900 Patrick Henry Drive, Santa Clara, CA 95054 prior to your shares being voted, or (3) virtually attending the Annual Meeting and voting online during the meeting. Attending the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically request this.
If you are the beneficial owner of shares held in street name, you may change your vote by (1) submitting new voting instructions to your broker, bank or nominee, or (2) attending the Annual Meeting and voting online during the meeting if you first have obtained a legal proxy from your broker, bank or nominee giving you the right to vote your shares at the Annual Meeting.
Q:	What happens if I decide to attend the Annual Meeting but I have already voted or submitted a proxy card covering my shares?
A:
Subject to any rules your broker, bank or nominee may have, you may attend the Annual Meeting and vote during the meeting even if you have already voted or submitted a proxy card. Any previous votes that were submitted by you will be superseded by the vote you cast at the Annual Meeting. Please be aware that attendance at the Annual Meeting will not, by itself, revoke a proxy.

If a broker, bank or nominee beneficially holds your shares in street name and you wish to attend the Annual Meeting and vote during the meeting, you must obtain a legal proxy from the broker, bank or nominee holding your shares that gives you the right to vote the shares.
Q:	What should I do if I receive more than one set of voting materials?
A:
If you received more than one Notice, voting instruction card or set of proxy materials, your shares are registered in more than one name or brokerage account. Please follow the instructions on each Notice or voting instruction card that you receive, to ensure that all of your shares are voted.

Q:	Is my vote confidential?
A:
Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Fabrinet or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, and (3) to facilitate a successful proxy solicitation. Occasionally, shareholders provide written comments on their proxy cards, which may be forwarded to Fabrinet’s management.

Q:	Where can I find the voting results of the Annual Meeting?
A:
We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Form 8-K filed with the SEC within four business days after the Annual Meeting, which will also be available in the “Investors—Financials—SEC Filings” section of our website at www.fabrinet.com.

2020 PROXY STATEMENT	9

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND PROCEDURAL MATTERS
Q:	Who will bear the cost of soliciting votes for the Annual Meeting?
A:
We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. We may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners for their reasonable expenses in forwarding solicitation material to such beneficial owners. We have engaged Kingsdale Advisors as our shareholder advisor and proxy solicitation agent and will pay fees of approximately $20,500, plus certain out-of-pocket expenses, to Kingsdale to assist us with the solicitation of proxies. Our directors, officers and employees also may solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur.
Q:	What is the deadline to propose actions for consideration at next year’s annual meeting of shareholders or to nominate individuals to serve as directors?
A:	Shareholders may submit proposals, including recommendations of director candidates, for consideration at future shareholder meetings.
For inclusion in Fabrinet’s proxy materials – Shareholders may present proper proposals for inclusion in our proxy statement and for consideration at our next annual meeting of shareholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. In order to be included in the proxy statement for our 2021 annual meeting of shareholders, shareholder proposals must be received by our Corporate Secretary no later than June 24, 2021 and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
To be brought before an annual meeting – In addition, our memorandum and articles of association establish an advance notice procedure for shareholders who wish to present certain matters before an annual meeting of shareholders.
Nominations for the election of directors only can be made (1) by or at the direction of the Board, or (2) by a shareholder who has delivered written notice to our Corporate Secretary within the Notice Period (as defined below) and who was a shareholder at the time of such notice and as of the record date for such meeting. The notice must contain specified information about the nominees and about the shareholder proposing such nominations.
Our memorandum and articles of association also provide that the only business that may be conducted at an annual meeting is business that is (1) properly brought before the meeting in accordance with our proxy materials with respect to such meeting, (2) properly brought before the meeting by or at the direction of the Board, or (3) properly brought before the meeting by a shareholder who has delivered written notice to our Corporate Secretary, c/o Fabrinet USA, Inc., 4900 Patrick Henry Drive, Santa Clara, CA 95054 within the Notice Period (as defined below) and who is a shareholder at the time of such notice and as of the record date for such meeting. The notice must contain specified information about the matters to be brought before such meeting and about the shareholder proposing such matters.
The “Notice Period” is defined as that period not less than 45 days nor more than 75 days prior to the one year anniversary of the date on which we first mailed our proxy materials or a notice of availability of proxy materials (whichever is earlier) to shareholders in connection with the preceding year’s annual meeting of shareholders. As a result, the Notice Period for the 2021 annual meeting of shareholders will start on August 8, 2021 and end on September 7, 2021.
If a shareholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, we need not present the proposal for vote at such meeting.
A copy of the full text of the provisions of our memorandum and articles of association discussed above may be obtained by writing to our Corporate Secretary, c/o Fabrinet USA, Inc., 4900 Patrick Henry Drive, Santa Clara, CA 95054, or by accessing Fabrinet’s filings on the SEC’s website at www.sec.gov.
All notices of proposals by shareholders, whether or not included in our proxy materials, should be sent to our Corporate Secretary, c/o Fabrinet USA, Inc., 4900 Patrick Henry Drive, Santa Clara, CA 95054.
10	2020 PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND PROCEDURAL MATTERS
Q:	How may I obtain a separate set of proxy materials or the 2020 Annual Report?
A:
If you share an address with another shareholder, each shareholder may not receive a separate copy of our proxy materials and 2020 Annual Report. Upon written request we will promptly send a separate copy of our proxy materials and 2020 Annual Report, without charge, to any shareholder at a shared address where a single copy of the documents was delivered. Shareholders may request additional copies of our proxy materials and 2020 Annual Report by contacting our investor relations at IR@fabrinet.com, or writing to Fabrinet, c/o Fabrinet USA, Inc., 4900 Patrick Henry Drive, Santa Clara, CA 95054, Attention: Investor Relations. Shareholders who share an address and receive multiple copies of our proxy materials and 2019 Annual Report can also request to receive a single copy by following the instructions above.

Q:	Whom do I contact if I have questions?
A:
If you have any questions or need assistance completing your proxy or voting instruction form, please contact Kingsdale Advisors by telephone at (866) 228-3049 (toll-free within North America) or (416) 867-2272 (call collect outside of North America), or by email at contactus@kingsdaleadvisors.com.

2020 PROXY STATEMENT	11

FISCAL YEAR END
This proxy statement provides information about the matters to be voted on at the Annual Meeting and additional information about Fabrinet and its executive officers and directors. Some of the information is provided as of the end of our 2018, 2019 or 2020 fiscal years, and some information is more recent. Our fiscal years end on the last Friday of June of each calendar year. Our 2018, 2019 and 2020 fiscal years ended on June 29, 2018, June 28, 2019, and June 26, 2020, respectively. Our 2021 fiscal year will end on June 25, 2021.
12	2020 PROXY STATEMENT

PROPOSAL ONE: ELECTION OF DIRECTORS
General
Our amended and restated memorandum and articles of association provide that the number of our directors will be fixed from time to time by the Board, but may not consist of more than 15 directors. The Board presently consists of seven directors who are divided into three classes with overlapping three-year terms as set forth below. Upon expiration of the term of a class of directors, directors for that class will be elected for three-year terms at the annual meeting of shareholders in the year in which that term expires.
Class I Directors (Term Expires in 2022)	Class II Directors (Term Expires in 2020)	Class III Directors (Term Expires in 2021)
Dr. Homa Bahrami	Seamus Grady	Dr. Frank H. Levinson
Gregory P. Dougherty	Thomas F. Kelly	David T. Mitchell
Rollance E. Olson
Nominees for Director
Two candidates have been nominated for election at the Annual Meeting as Class II directors for a three-year term expiring in 2023. Upon the recommendation of the Nominating & Corporate Governance Committee, the Board nominated Seamus Grady and Thomas F. Kelly for election as Class II directors. Biographical information for each of the nominees is set forth below.
Each nominee has consented to being named in this proxy statement and to serving as a director if elected, and we have no reason to believe any nominee will be unavailable to serve. In the event Mr. Grady or Mr. Kelly is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be proposed by the Nominating & Corporate Governance Committee and designated by the Board to fill the vacancy.
If you sign your proxy or voting instruction card or vote by telephone or over the Internet, but do not give instructions with respect to the election of directors, your shares will be voted for the two persons recommended by the Board. If you wish to give specific instructions with respect to the election of directors, you may do so by indicating your instructions on your proxy or voting instruction card, or when you vote by telephone or over the Internet. If you do not give voting instructions to your broker, your broker will not vote your shares on this matter.
Recommendation of the Board of Directors
The Board recommends a vote “FOR” the election of each of the nominees listed above.
2020 PROXY STATEMENT	13

PROPOSAL ONE: ELECTION OF DIRECTORS
Biographical Information
The names of the members of the Board, their ages, their positions with Fabrinet and other biographical information as of October 14, 2020, are set forth below. A discussion of the qualifications, attributes and skills of each of the directors and the director nominee that led the Board and the Nominating & Corporate Governance Committee to conclude that he or she should serve as a director follows each of the biographies below. There are no family relationships among any of our directors or executive officers.
					Committee Memberships			Other Public Co. Boards
Name	Age	Director Since	Position with Fabrinet	Independent	AC	CC	NCGC
David T. (Tom) Mitchell	78	2000	Founder and Chairman of the Board					0
Seamus Grady	53	2017	Chief Executive Officer and Director (Director Nominee)					0
Dr. Homa Bahrami	65	2012	Director	✔		✔	Chair	0
Gregory P. Dougherty	60	2019	Director	✔	✔		✔	3
Thomas F. Kelly	67	2010	Director (Director Nominee)	✔	Chair	✔		0
Dr. Frank H. Levinson	67	2001	Director	✔	✔	Chair		0
Rollance E. Olson	77	2004	Lead Independent Director	✔			✔	0
AC – Audit Committee			CC – Compensation Committee	NCGC – Nominating & Corporate Governance Committee
David T. (Tom) Mitchell

Mr. Mitchell is our founder and has served as our non-employee chairman of the Board since June 2018. Mr. Mitchell previously served as our executive chairman of the Board from September 2017 until June 2018, as our chief executive officer and chairman of the Board from our inception in 2000 until September 2017, and as our president from 2000 to January 2011. In 1979, Mr. Mitchell co-founded Seagate Technology, a disk drive manufacturing company. Mr. Mitchell served as the president of Seagate Technology from 1983 to 1991. From 1992 to 1995, Mr. Mitchell served as the chief operating officer of Conner Peripherals, a disk drive manufacturing company. From 1995 to 1998, Mr. Mitchell served as the chief executive officer of JTS Corp., a mobile disk drive manufacturing company. During his tenure in the data storage industry, Mr. Mitchell established manufacturing operations in Singapore, Thailand, Malaysia, the PRC and India. Mr. Mitchell was a member of the board of directors of GigOptix, Inc. from June 2012 through July 2013. Mr. Mitchell earned a bachelor of science degree in economics from Montana State University.

Among other skills and qualifications, Mr. Mitchell brings to the Board extensive knowledge and understanding of Fabrinet’s business, operations and employees, having founded Fabrinet and served on the Board since our inception, as well as more than 30 years of experience in an array of executive management roles within the disk drive and optoelectronics manufacturing industries.

14	2020 PROXY STATEMENT

PROPOSAL ONE: ELECTION OF DIRECTORS
Seamus Grady

Mr. Grady has served as our chief executive officer and on the Board since September 2017. Prior to joining us, Mr. Grady served as executive vice president and chief operating officer, mechanical systems division, at Sanmina Corporation, an electronics manufacturing services company, from October 2012 to May 2017. Prior to that, Mr. Grady held various operations roles at Sanmina beginning in 2000, including as senior vice president medical division, from June 2011 to October 2012, and senior vice president global medical operations from March 2009 to June 2011. From 1999 to 2000, Mr. Grady served as director of materials and supply chain management at Lucent Technologies Inc. (formerly Ascend Communications). From 1989 to 1999, Mr. Grady served in a variety of operations roles at Manufacturers Services Limited (now Celestica), an electronic manufacturing and supply chain services company. Mr. Grady holds a B. Tech in Manufacturing Technology from the National University of Ireland, Galway (NUIG).

Among other skills and qualifications, Mr. Grady brings to the Board broad and deep experience in the electronics manufacturing services industry, including overseeing operations at multiple international facilities.

Dr. Homa Bahrami

Dr. Bahrami has served on the Board since 2012. Dr. Bahrami is a Senior Lecturer at the Haas School of Business, University of California, Berkeley. She is also a Faculty Director of the Center for Executive Education and a board member of the Center for Teaching Excellence at the Haas School of Business, where she has served on the faculty since 1986. Dr. Bahrami was a member of the board of directors of FEI Company (acquired by Thermo Fisher Scientific Inc. in 2016) from February 2012 through September 2016, where she served on the audit and compensation committees. Dr. Bahrami earned a bachelor of arts degree with honors in sociology and social administration from Hull University and a master of science degree in industrial administration and a doctor of philosophy degree in organizational behavior from Aston University in the United Kingdom.

Among other skills and qualifications, Dr. Bahrami brings to the Board experience in organizational design and executive development for global enterprises.
Gregory P. Dougherty

Mr. Dougherty has served on the Board since February 2019. Mr. Dougherty served as chief executive officer of Oclaro, Inc., a maker of optical components and modules for the long-haul, metro and data center markets, from June 2013 and served as a director of Oclaro from April 2009, until its December 2018 acquisition by Lumentum Holdings Inc. Previously, Mr. Dougherty served as a director of Avanex Corporation, a leading global provider of intelligent photonic solutions, from April 2005 to April 2009, when Avanex and Bookham merged to create Oclaro. He also served as a board member of the Ronald McDonald House at Stanford from January 2004 to December 2009, and the Bay Area Make-A-Wish Foundation. From February 2001 until September 2002, Mr. Dougherty was the chief operating officer at JDS Uniphase Corporation, an optical technology company. Prior to JDS, he was the chief operating officer of SDL, Inc., a maker of laser diodes, from March 1997 to February 2001 when they were acquired by JDS. Mr. Dougherty currently serves as a director of Infinera Corporation, IPG Photonics Corporation and MaxLinear, Inc. Mr. Dougherty earned a bachelor’s degree in optics from the University of Rochester.

Among other skills and qualifications, Mr. Dougherty brings to the Board significant public company executive and board experience at global organizations and knowledge of the fiber optic component and transceiver markets, having served as chief executive officer of Oclaro and on several public company boards.

2020 PROXY STATEMENT	15

PROPOSAL ONE: ELECTION OF DIRECTORS
Thomas F. Kelly

Mr. Kelly has served on the Board since 2010. Mr. Kelly has served as chief executive officer of ID Experts, a provider of software and services for cyber breach and identity fraud protection, since August 2017. From March 2015 until its acquisition by Fortinet in June 2016, Mr. Kelly served as chief executive officer of AccelOps, a provider of network security monitoring and analytics solutions. From June 2010 to January 2014, Mr. Kelly served as chief executive officer and president of Moxie Software, a provider of enterprise social software. From June 2006 to June 2009, Mr. Kelly was chairman of the board of MontaVista Software (acquired by Cavium Networks, Inc. in 2009), a provider of Linux-based development software, where he was also chairman, president and chief executive officer from June 2006 to June 2008. From February 2008 to January 2009, Mr. Kelly was president and chief executive officer of Epicor Software, an enterprise resource planning software company, where he also served on the board of directors from 2000 to 2009. In 2004 and 2005, Mr. Kelly was with Trident Capital, a venture capital company. From 2001 to 2004, he was chairman, president and chief executive officer of BlueStar Solutions (acquired by Affiliated Computer Services, Inc. in 2004), an enterprise resource planning software hosting company. From 1998 to 2001, Mr. Kelly was chairman and chief executive officer of Blaze Software, Inc. (acquired by Brokat Infosystems AG in 2001). Prior to that, he served as chief financial officer or chief operating officer at several software and semiconductor companies, including Cirrus Logic, Inc., Frame Technology, Cadence Design Systems, Valid Logic Corporation and Analog Design Tools. Earlier in his career he was with Arthur Anderson & Company. Mr. Kelly was a member of the board of directors of FEI Company (acquired by Thermo Fisher Scientific Inc. in 2016) from September 2003 through September 2016, where he served as chairman of the board and chairman of the audit committee. He is also on the Board of Regents of Santa Clara University. Mr. Kelly earned a bachelor of science degree in economics from Santa Clara University.

Among other skills and qualifications, Mr. Kelly brings to the Board audit and financial reporting expertise as well as managerial and operational experience gained from his service on the audit committees of multiple public companies and his roles at Cadence Design Systems, Cirrus Logic, Frame Technology, Epicor Software, Trident Capital and various emerging growth technology companies.

Dr. Frank H. Levinson

Dr. Levinson has served on the Board since 2001. Dr. Levinson has served as the managing director of Small World Group, a group primarily involved in investing in and growing small companies, since 2006. Dr. Levinson served as the chairman of the board of directors and chief technical officer of Finisar Corporation, a provider of fiber optic components and network performance test and monitoring systems, from August 1999 to January 2006, and remained as a director of Finisar until August 2008. From 1988 to 1999, Dr. Levinson served as the chief executive officer of Finisar. From January 1986 to February 1988, Dr. Levinson served as the optical department manager at Raynet, Inc., a fiber optic systems company and, from April 1985 to December 1985, as the chief optical scientist at Raychem Corporation. From January 1984 to July 1984, Dr. Levinson was a member of the technical staff at Bellcore, a provider of services and products to the communications industry. From 1980 to 1983, Dr. Levinson was as a member of the technical staff at AT&T Bell Laboratories. From July 2014 to June 2020, Dr. Levinson was a member of the board of directors of Interlink Electronics, Inc. Dr. Levinson earned a bachelor of science degree in mathematics and physics from Butler University, and a master’s degree in astronomy and a doctor of philosophy degree in astronomy from the University of Virginia.

Among other skills and qualifications, Dr. Levinson brings to the Board executive leadership and management experience in a global organization and semiconductor industry experience, having served as chairman of the board of directors, chief technical officer and chief executive officer of Finisar Corporation.

16	2020 PROXY STATEMENT

PROPOSAL ONE: ELECTION OF DIRECTORS
Rollance E. Olson

Mr. Olson has served on the Board since 2004, including as lead independent director since 2011. From 1986 to 2011, Mr. Olson served as chief executive officer of Parts Depot Inc., a wholesale automotive replacement parts and supplies business in Virginia. From 1980 to 1985, Mr. Olson served as the president of Brake Systems, Inc., and from 1973 to 1980, Mr. Olson served in various positions at Bendix Corporation, an automotive safety brake and control systems company, including as general manager of the Fram/Autolite division, general manager of the Bendix automotive aftermarket division and corporate staff consultant. From 1968 to 1973, Mr. Olson served as a management consultant and project leader with Booz, Allen & Hamilton, a management and technology consultant firm. Mr. Olson’s business career started with Honeywell, Inc. in Minneapolis, Minnesota. Mr. Olson also served on the board of directors for several privately owned retail and technology companies. He served as a board member (9 years) and chairman of the board of the largest automotive aftermarket trade association, and was a guest lecturer at the Darden School of Business (University of Virginia). Mr. Olson earned a bachelor of arts degree from the University of Minnesota.

Among other skills and qualifications, Mr. Olson brings to the Board executive leadership and management experience gained from his service as chief executive officer of Parts Depot Inc. for more than 25 years.

See “Corporate Governance Matters” below for additional information regarding the Board.
2020 PROXY STATEMENT	17

PROPOSAL ONE: ELECTION OF DIRECTORS
Compensation of Directors
Compensation for Fiscal 2020
The following table presents information regarding the compensation earned or paid in fiscal 2020 to individuals who were members of the Board at any time during fiscal 2020, and who also were not our employees. We refer to those directors as non-employee directors. During fiscal 2020, Mr. Grady did not receive additional compensation for his service as a director.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(3)	Total ($)
Homa Bahrami	90,000	199,994	289,994
Greg Dougherty	83,500	199,994	283,494
Thomas Kelly	108,000	199,994	307,994
Frank Levinson	98,500	199,994	298,494
David T. Mitchell	265,000	199,994	464,994
Rollance Olson	116,000	199,994	315,994
(1)
Reflects the aggregate grant date fair value of the shares in accordance with FASB Accounting Standards Codification Topic 718. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for fiscal 2020, filed with the SEC on August 18, 2020. These amounts do not correspond to the actual value that will be realized by the directors.

(2)	On December 12, 2019, each non-employee director was granted 3,174 restricted share units, which are scheduled to vest on January 1, 2021, subject to continued service with us.
(3)	The following table presents the aggregate number of shares underlying unvested stock awards and outstanding options held by each of our non-employee directors as of the end of fiscal 2020.
Name	Aggregate Number of Shares Underlying Unvested Stock Awards	Aggregate Number of Shares Underlying Outstanding Options
Dr. Bahrami	3,174	—
Mr. Dougherty	3,174	—
Mr. Kelly	3,174	—
Dr. Levinson	3,174	—
Mr. Mitchell	3,174	—
Mr. Olson	3,174	—
Standard Director Compensation Arrangements for Fiscal 2020
During fiscal 2020, non-employee directors received the following cash compensation for Board and committee service:
•	an annual retainer of $65,000;
•
$200,000 per year for serving as Chairman of the Board (applicable only if the chairman is a non- employee director), which was approved by the Board in connection with Mr. Mitchell’s transition from executive chairman of the Board to non-employee Chairman of the Board in light of Mr. Mitchell’s ongoing significant involvement with Fabrinet and the valuable leadership and guidance he provides to Fabrinet;

•	$45,000 per year for serving as lead independent director of the Board (applicable only if the chairman is not an independent director);
•	$12,500 per year for each member of the Audit Committee (or $33,000 if such member is the chairperson);
•	$10,000 per year for each member of the Compensation Committee (or $21,000 if such member is the chairperson);
•	$6,000 per year for each member of the Nominating & Corporate Governance Committee (or $15,000 if such member is the chairperson);
•
upon joining the Board, and effective as of the date an individual becomes a non-employee member of the Board, an award of restricted share units, on a prorated basis, to cover a number of our ordinary shares equal to: $200,000, divided by the closing price of Fabrinet’s ordinary shares on the New York Stock Exchange on the date of grant, and multiplied by the ratio of (i) the number of days beginning with the date the director joins the Board and ending on the day immediately preceding the one year anniversary of the prior year’s annual shareholder meeting, divided by (ii) 365 days, with the resulting number rounded down to the nearest whole share (an “Initial Grant”); and

•	on the date of each annual shareholder meeting, an award of restricted share units (“RSUs”) covering a
18	2020 PROXY STATEMENT

PROPOSAL ONE: ELECTION OF DIRECTORS
number of our ordinary shares equal to: $200,000, divided by the closing price of Fabrinet’s ordinary shares on the New York Stock Exchange on the date of each such annual shareholder meeting, with the resulting number rounded down to the nearest whole share (an “Ongoing Grant”), provided that the individual is a non-employee director as of such date of grant.
Restricted share units granted pursuant to an Initial Grant and an Ongoing Grant will be scheduled to vest in full on January 1 following the next annual meeting of shareholders after the applicable date of grant, provided the director continues to remain a service provider to Fabrinet through such date. For the avoidance of doubt, an individual who becomes a non-employee director as a result of ceasing to be an employee will be eligible to receive an Initial Grant. Any non-employee member of the Board who is not continuing as a Board member following the applicable annual meeting will not receive an Ongoing Grant with respect to such annual meeting.
Any Initial Grants and Ongoing Grants will be automatic and nondiscretionary. Any Initial Grants and Ongoing Grants will be granted subject to the terms and conditions of Fabrinet’s 2020 Equity Incentive Plan (the “2020 Plan”) and form of Restricted Share Unit Agreement previously approved for use under the 2020 Plan. Any RSUs subject to an Initial Grant or Ordinary Grant that vest will be settled in ordinary shares of Fabrinet, and the par value of ordinary shares of Fabrinet issued upon such settlement will be considered to have been paid with past services rendered.
Standard Director Compensation Arrangements for Fiscal 2021
In 2020, the Compensation Committee reviewed our standard compensation arrangements for non-employee directors and determined not to make any changes for fiscal 2021.
2020 PROXY STATEMENT	19

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
General
The Audit Committee has appointed PricewaterhouseCoopers ABAS Ltd. and its network firm (“PwC”) as our independent registered public accounting firm for our fiscal year ending June 25, 2021. Although ratification by shareholders is not required by any applicable legal requirements, the Board has determined it is desirable to request ratification of this selection by our shareholders. Notwithstanding its selection, the Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of Fabrinet and its shareholders. If our shareholders do not ratify the appointment of PwC, the Audit Committee may reconsider its selection.
A representative of PwC is expected to be present at the meeting, will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.
Recommendation of the Board of Directors
The Board recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers ABAS Ltd. as Fabrinet’s independent registered public accounting firm for Fabrinet’s fiscal year ending June 25, 2021.
Accounting Fees
The following table presents fees paid or accrued by Fabrinet for audit and other services rendered by PwC for fiscal 2020 and fiscal 2019.
	Fiscal 2020	Fiscal 2019
Audit Fees(1)	$1,649,204	$1,441,313
Audit-Related Fees	—	—
Tax Fees(2)	29,900	15,000
All Other Fees(3)	6,600	30,360
Total	$1,685,704	$1,486,673
(1)
Audit Fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, the review of our quarterly consolidated financial statements, and audit services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years, such as statutory audits, as well as out of pocket expenses.

(2)	Tax fees consist of fees for international tax consulting services.
(3)	All other fees consist of fees for providing consent letters and accounting advisory services during the fiscal year.
Pre-Approval of Audit and Non-Audit Services
Pursuant to its charter, the Audit Committee is required to (1) review and approve, in advance, the scope and plans for all audits and audit fees and (2) approve, in advance, all non-audit services to be performed by our independent auditors.
All services and fees of PwC were pre-approved by the Audit Committee.
20	2020 PROXY STATEMENT

PROPOSAL THREE: ADVISORY VOTE TO APPROVE COMPENSATION PAID TO NAMED EXECUTIVE OFFICERS
General
In accordance with SEC rules, we are providing our shareholders with the opportunity to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers (or “Named Officers”) as disclosed in this proxy statement in accordance with rules of the SEC. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our Named Officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific Named Officer, but rather the overall compensation of all of our Named Officers and the compensation philosophy, policies and practices described in this proxy statement. We currently hold our say-on pay vote every year.
While this advisory vote to approve executive compensation is non-binding, it will provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when making future executive compensation decisions. The Board and the Compensation Committee value the opinions of shareholders and, to the extent there is any significant vote against the Named Officer compensation as disclosed in this proxy statement, will endeavor to communicate with shareholders to better understand the concerns that influenced the vote, consider those shareholders’ concerns and evaluate whether any actions are necessary to address those concerns.
We urge shareholders to read the “Executive Compensation” section of this proxy statement, and in particular the information discussed under the heading “Executive Compensation—Compensation Discussion and Analysis”, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives. We believe that our executive compensation program is working to ensure management’s interests are aligned with our shareholders’ interests to support long-term value creation. Accordingly, pursuant to Section 14A of the Exchange Act, you are being asked to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that Fabrinet’s shareholders approve, on an advisory basis, the compensation of Fabrinet’s named executive officers, as disclosed in Fabrinet’s Proxy Statement for the 2020 Annual Meeting of Shareholders pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and related narrative disclosures.”
Recommendation of the Board of Directors
The Board recommends a vote “FOR” the approval, on an advisory basis, of the compensation paid to our Named Officers.
2020 PROXY STATEMENT	21

AUDIT COMMITTEE REPORT
The Audit Committee assists the Board in fulfilling its responsibilities for oversight of the integrity of our financial statements, our internal accounting and financial controls, our compliance with legal and regulatory requirements, the organization and performance of our internal audit function and the qualifications, independence and performance of our independent registered public accounting firm.
Our management is responsible for establishing and maintaining internal controls and preparing our consolidated financial statements. The independent registered public accounting firm is responsible for auditing the financial statements. It is the responsibility of the Audit Committee to oversee these activities.
The Audit Committee has:
•	Reviewed and discussed the audited financial statements with management and with PricewaterhouseCoopers ABAS Ltd., our independent registered public accounting firm;
•	Discussed with PricewaterhouseCoopers ABAS Ltd. the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (the “PCAOB”); and
•
Received the written disclosures and the letter from PricewaterhouseCoopers ABAS Ltd. required by applicable requirements of the PCAOB regarding PricewaterhouseCoopers ABAS Ltd.’s communications with the Audit Committee concerning independence and has discussed with PricewaterhouseCoopers ABAS Ltd. its independence.

Based upon these discussions and review, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended June 26, 2020, for filing with the United States Securities and Exchange Commission.
Respectfully submitted by the members of the Audit Committee of the Board of Directors.
Thomas F. Kelly (Chair)
Gregory P. Dougherty
Dr. Frank H. Levinson
22	2020 PROXY STATEMENT

CORPORATE GOVERNANCE MATTERS
Corporate Governance Guidelines
We have adopted Corporate Governance Guidelines that establish the corporate governance policies the Board intends to follow in overseeing our business in accordance with its fiduciary duties.
The Corporate Governance Guidelines are available in the “Investors—Governance” section of our website at www.fabrinet.com.
Code of Business Conduct
We are committed to maintaining the highest standards of ethical conduct, with business practices and principles of behavior that support this commitment. Accordingly, the Board has adopted a Code of Business Conduct, which is applicable to all of our directors, officers (including our principal executive officer and senior financial and accounting officers) and employees.
The Code of Business Conduct is available in the “Investors—Governance” section of our website at www.fabrinet.com. We will disclose on our website any amendments to the Code of Business Conduct, as well as any waivers, required to be disclosed by SEC or NYSE rules.
Majority Voting Policy in Uncontested Elections
The Board endorses the principle of using a majority voting standard for uncontested elections of directors. Accordingly, in an election of directors such as this one, a nominee who receives more “Withhold” votes than “For” votes is expected to promptly tender his or her resignation as a director to the Board for consideration.
After considering any information the Board deems appropriate, the Board will act to accept or reject each tendered director resignation. Any director who tenders a resignation under the majority voting policy may not participate in the action of the Board regarding whether to accept or reject his or her tender of resignation.
Board Leadership Structure
Our Corporate Governance Guidelines provide that the Board will fill the chairman and chief executive officer positions based upon what it believes is in our best interests at any point in time. Mr. Mitchell served in both positions until his retirement as chief executive officer in September 2017. We separated the two roles effective upon this transition, with Mr. Mitchell continuing as executive chairman of the Board from September 2017 until June 2018, and as a non-employee chairman of the Board beginning in June 2018. The Board believes that as our founder and having served as our chief executive officer from our inception until September 2017, Mr. Mitchell is in the best position to direct the focus and attention of the Board on the areas most relevant for us and our shareholders, as Mr. Mitchell is the most familiar with our business, industry and strategic priorities. In the role of chairman, Mr. Mitchell also is able to provide strong and valuable leadership for us both internally and externally.
In addition, our Corporate Governance Guidelines provide that if the chairman is not independent, the Board shall appoint a lead independent director. Mr. Olson has served as our lead independent director since January 2011. The lead independent director’s duties include coordinating the activities of the independent and other non-employee directors, coordinating the agenda for and moderating sessions of the independent and other non-employee directors, and facilitating communications among the entire Board.
Our independent directors meet in executive session at each regularly scheduled meeting of the Board, and at such other times as necessary or appropriate as determined by the independent directors. Our lead independent director presides at such executive sessions of the Board.
2020 PROXY STATEMENT	23

CORPORATE GOVERNANCE MATTERS
Risk Oversight
The Board is responsible for the oversight of our enterprise risk management. Together with its committees, the Board ensures that any material risks relevant to us or our business are appropriately considered and addressed. Our management team is responsible for day-to-day risk management. Management’s responsibilities include identifying, evaluating and addressing potential risks that may exist at the enterprise, strategic, financial and operating levels and the development of processes for mitigating these risks, and the Board, together with its committees, oversees management in its execution of these responsibilities. At periodic meetings of the Board and its committees, and in other meetings and discussions, our management reports to and seeks guidance from the Board and its committees, as applicable, with respect to matters that could affect our business. In addition, our legal counsel provides reports of legal risks to the Board and its committees. Similarly, our chief financial officer provides reports to the Audit Committee concerning financial, tax and audit related risks. In addition, the Audit Committee receives periodic reports from management on our compliance programs and efforts, investment policy and practices.
The Board reviews the strategic, financial and operational risks inherent in our business through its consideration of the various matters presented to the Board or its committees by management for review or approval. Furthermore, each board committee regularly reviews and evaluates various aspects of enterprise risk as part of its specific functions and responsibilities delegated by the Board. The Audit Committee considers risk in connection with its oversight of our financial review and reporting processes and regulatory and corporate compliance matters. In addition, the Audit Committee is responsible for the oversight and review of certain risk management policies, including our insurance, investment and business continuity policies. The Compensation Committee considers risk in connection with its oversight of the design and administration of our compensation policies, plans and programs. The Nominating & Corporate Governance Committee considers risk in connection with its oversight of our governance structure, policies and processes, including conflicts of interest (other than related party transactions reviewed by the Audit Committee).
We believe that the Board’s role is consistent with our leadership structure, with our chief executive officer and management primarily responsible for enterprise risk management, and with the Board and its committees providing oversight of these efforts.
Contacting the Board of Directors
Shareholders and other interested parties who wish to communicate directly with our lead independent director may do so by sending an email to leadindependentdirector@fabrinet.com. Communications received at this email address are automatically routed directly to our lead independent director. Shareholders and other interested parties who wish to communicate with the Board may do so by sending an email to board@fabrinet.com or a written communication addressed to Fabrinet, c/o Fabrinet USA, Inc.,
4900 Patrick Henry Drive, Santa Clara, CA 95054, Attention: Board of Directors. Our legal counsel reviews all incoming communications from shareholders and other interested parties (except for communications sent directly to the lead independent director, mass mailings, product complaints or inquiries, job inquiries, business solicitations and patently offensive or otherwise inappropriate material) and, as appropriate, routes such communications to the appropriate member(s) of the Board, or if none is specified, to the executive chairman of the Board.
Director Independence
Our ordinary shares are listed on the NYSE. Pursuant to the NYSE listing standards, independent directors must comprise a majority of the Board, and each member of our Audit, Compensation and Nominating & Corporate Governance Committees must be independent. A director will only qualify as an “independent director” if, in the opinion of the Board, that director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Audit Committee members also must satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, the Board, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from us or any of our subsidiaries; or (2) be an affiliated person of us or any of our subsidiaries.
24	2020 PROXY STATEMENT

CORPORATE GOVERNANCE MATTERS
Compensation Committee members must satisfy additional independence criteria set forth under the NYSE listing standards. In order for a member of the Compensation Committee to be considered independent, the Board must consider all factors specifically relevant to determining whether a director has a relationship to us that is material to that director’s ability to be independent from management in connection with the duties of a Compensation Committee member, including, but not limited to: (1) the source of compensation of such director, including any consulting, advisory, or other compensatory fee paid by us to such director; and (2) whether such director is affiliated with us, any of or subsidiaries, or an affiliate of any of our subsidiaries.
The Board has reviewed the independence of each director and determined that Dr. Bahrami, Mr. Dougherty, Mr. Kelly, Dr. Levinson and Mr. Olson, representing five of our seven directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the NYSE listing standards. In making these determinations, the Board considered the current and prior relationships that each non-employee director has with us and all other facts and circumstances the Board deemed relevant.
Board Meetings and Committees
During fiscal 2020, the Board held seven meetings and also took certain actions by written consent. Each of our directors attended at least 75% of the meetings of the Board and the committees on which he or she served during fiscal 2020. The Board has established an Audit Committee, a Compensation Committee and a Nominating & Corporate Governance Committee, each of which has the composition and responsibilities described below.
Audit Committee
The Audit Committee currently consists of Mr. Dougherty, Mr. Kelly (chair) and Dr. Levinson, each of whom is independent under the NYSE listing standards and the rules and regulations of the SEC. The Board has determined that Mr. Kelly qualifies as an “audit committee financial expert” under the rules and regulations of the SEC and that each member of the Audit Committee meets the financial literacy requirements of the NYSE listing standards. The Audit Committee held four meetings during fiscal 2020.
Among other responsibilities, the Audit Committee (1) oversees our accounting and financial reporting processes and the audit of our financial statements, (2) assists the Board in overseeing the integrity of our financial statements (including, without limitation, internal control over financial reporting), (3) oversees our compliance with ethics policies and legal and regulatory requirements, (4) oversees the performance of our independent auditors, (5) prepares the disclosure required by applicable law and SEC rules, and (6) provides to the Board such information and materials as it may deem necessary to make the Board aware of significant financial matters that require the attention of the Board. The Audit
Committee acts in accordance with a written charter adopted by the Board, which is available in the “Investors—Governance” section of our website at www.fabrinet.com.
The Audit Committee report is included in this proxy statement on page 22.
Compensation Committee
The Compensation Committee currently consists of Dr. Bahrami, Dr. Levinson (chair) and Mr. Kelly, each of whom is independent under the NYSE listing standards and the rules and regulations of the SEC. In addition, the Board has determined that Dr. Bahrami, Dr. Levinson and Mr. Kelly meet the requirements of the non-employee director definition of Rule 16b-3 promulgated under the Exchange Act and the outside director definition of Section 162(m) of the Internal Revenue Code, as amended. The Compensation Committee held ten meetings during fiscal 2020 and also took certain actions by written consent.
Among other responsibilities, the Compensation Committee (1) develops, reviews and approves our overall compensation policies and goals, including policies and forms of compensation provided to our directors and executive officers, (2) oversees the administration of our equity compensation and employee benefit plans and programs, and (3) produces an annual report on executive officer compensation for inclusion in our annual proxy statement. The Compensation Committee acts in accordance with a written charter adopted by the Board, which is available in the “Investors—Governance” section of our website at www.fabrinet.com.
The Compensation Committee report is included in this proxy statement on page 42.
2020 PROXY STATEMENT	25

CORPORATE GOVERNANCE MATTERS
Nominating & Corporate Governance Committee
The Nominating & Corporate Governance Committee currently consists of Dr. Bahrami (chair) and Messrs. Dougherty and Olson, each of whom is independent under the NYSE listing standards and the rules and regulations of the SEC. The Nominating & Corporate Governance Committee held four meetings during fiscal 2020 and also took certain actions by written consent.
Among other responsibilities, the Nominating & Corporate Governance Committee (1) assists the Board in identifying prospective director nominees, (2) recommends candidates for election to the Board at each annual meeting of shareholders, (3) reviews and recommends updates to our corporate governance guidelines, as appropriate, (4) reviews and recommends directors to serve on each board committee, (5) oversees the annual evaluation of the Board and its committees, and (6) monitors and reviews matters related to succession planning for our executive officers. The Nominating & Corporate Governance Committee acts in accordance with a written charter adopted by the Board, which is available in the “Investors—Governance” section of our website at www.fabrinet.com.
The Nominating & Corporate Governance Committee will consider recommendations of candidates for election to the Board submitted by shareholders of Fabrinet. For more information, see “Process for Recommending Candidates for Election to the Board of Directors” below.
Attendance at Annual Meetings of Shareholders by the Board of Directors
Although we do not have a formal policy regarding attendance by members of the Board at our annual meeting of shareholders, we encourage, but do not require, directors to attend. All of our directors attended our 2019 annual meeting of shareholders.
Share Ownership Guidelines
We have adopted share ownership guidelines for our directors and executive officers. For information regarding such guidelines, see the section of this proxy statement entitled “Executive Compensation—Compensation Discussion and Analysis—Share Ownership Guidelines.”
Hedging Policy
Members of our board of directors and our officers, employees and consultants are prohibited from trading in derivative securities with respect to our securities, including put and call options and other financial instruments whose value varies with the value of our ordinary shares. This prohibition also extends to short sales.
Compensation Committee Interlocks and Insider Participation
During fiscal 2020, Dr. Bahrami, Mr. Kelly and Dr. Levinson served as members of the Compensation Committee. None of the members of the Compensation Committee is or has in the past served as an officer or employee of Fabrinet. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board or Compensation Committee.
Process for Recommending Candidates for Election to the Board of Directors
The Nominating & Corporate Governance Committee is responsible for, among other things, determining the criteria for membership to the Board, and recommending candidates for election to the Board. The Nominating & Corporate Governance Committee will consider recommendations from shareholders for candidates to serve on the Board. There are no differences in the manner by which the Nominating & Corporate Governance Committee evaluates nominees for director based on whether the nominee is recommended by a shareholder or a member of the Board.
26	2020 PROXY STATEMENT

CORPORATE GOVERNANCE MATTERS
Shareholder Recommendations and Nominees
Shareholder recommendations for candidates to the Board must be directed in writing to our Corporate Secretary, c/o Fabrinet USA, Inc., 4900 Patrick Henry Drive, Santa Clara, CA 95054, and must include (1) the candidate’s name, age, business address and residence address, (2) the candidate’s principal occupation or employment, (3) the class and number of shares that are held of record or beneficially owned by the candidate and any derivative positions held or beneficially held by the candidate, (4) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the candidate with respect to any of our securities, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of our shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of the candidate, (5) a description of all arrangements or understandings between the nominating shareholder and each candidate and any other person or persons pursuant to which the nominations are to be made by the nominating shareholder, (6) a written statement executed by the candidate acknowledging that as a director, the candidate will owe a fiduciary duty under Cayman Islands law with respect to Fabrinet and its shareholders, and (7) any other information relating to the candidate that would be required to be disclosed about such candidate if proxies were being solicited for the election of the candidate as a director, or that is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including, without limitation, the candidate’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected).
Shareholder recommendations for candidates to the Board must also contain specified information about the shareholder proposing such nomination. For more information, please refer to our memorandum and articles of association, which may be obtained by writing to our Corporate Secretary, c/o Fabrinet USA, Inc., 4900 Patrick Henry Drive, Santa Clara, CA 95054, or by accessing Fabrinet’s filings on the SEC’s website at www.sec.gov.
Director Qualifications
The Nominating & Corporate Governance Committee will evaluate and recommend candidates for membership on the Board consistent with any criteria established by the committee. The consideration of any candidate for director will be based on the committee’s assessment of the individual’s background, experience, skills and abilities, and if such characteristics qualify the individual to fulfill the needs of the Board at that time. While the Nominating & Corporate Governance Committee has not established specific minimum qualifications or a formal diversity policy for director candidates, the committee believes that candidates and nominees should reflect a board of directors that is predominately independent and that is comprised of directors who (1) are of high integrity, (2) have broad, business-related knowledge and experience, (3) have qualifications that will increase overall board effectiveness, (4) have diverse backgrounds and perspectives, and (5) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to Audit Committee members.
Identification and Evaluation of Director Nominees
The Nominating & Corporate Governance Committee uses a variety of methods for identifying and evaluating director nominees. The committee assesses the appropriate size and composition of the Board, the needs of the Board and its committees and the qualifications of candidates in light of these needs. Candidates may come to the attention of the Nominating & Corporate Governance Committee through shareholders, management, current members of the Board or search firms. The evaluation of these candidates may be based solely upon information provided to the committee or may also include discussions with persons familiar with the candidate, an interview of the candidate or other actions the committee deems appropriate, including the use of third parties to review candidates.
2020 PROXY STATEMENT	27

ENVIRONMENTAL, SOCIAL AND GOVERNANCE (ESG) PRACTICES AND POLICIES
General
Fabrinet is committed to being a good corporate citizen in the communities in which we work and live. We maintain the highest ethical, safety, and environmental standards, and encourage our employees to assist us in meeting these standards. In fiscal 2020, we continued our efforts on responsible environmental, social and governance (“ESG”) practices and policies. Because good corporate citizenship is essential to our success, we are committed to operating with integrity, contributing to the local communities surrounding our facilities, promoting diversity and inclusion in the workplace, developing our employees, and protecting the environment. The Board provides oversight on these ESG efforts and is committed to our policy to operate as a good corporate citizen, as it believes an integrated approach to our business strategy, corporate governance, and corporate citizenship creates long-term value for shareholders. For further information on the practices and policies listed below, please visit https://fabrinet.com/about/sustainability.
Environmental
We conduct our business and operations globally in a manner that protects the environment and complies with all applicable environmental laws, legislation and regulations. In particular:
•	our operations are ISO 14001 Environmental Systems compliant;
•	our operations are RoHS and REACH compliant; and
•	we have earned Thailand’s “Green Industry” Level 4 award; and
•	we have the following environmental protection programs:
•	energy conservation;
•	water conservation & recycling;
•	air pollution reduction;
•	hazardous waste reduction & safety;
•	paper recycling;
•	local tree planting; and
•	carbon emission reduction.
Social
We are a global company with strong ties to the local communities in which we operate. We promote the vitality of community and culture by working to build an inclusive and welcoming workplace. We also have the following practices and policies:
Employee Welfare Initiatives
•
company culture that promotes the highest standards of ethics and compliance for our business, including a Code of Business Conduct with principles to guide our employee, officer, and director conduct;

•	employee career guidance and counseling (with established employee development and training opportunities);
•	equal employment opportunity hiring practices and policies;
•
anti-harassment policy that prohibits sexual harassment in any form, details how to report and respond to harassment issues, and strictly prohibits retaliation against any employee for reporting harassment;

•	commitment to promoting an inclusive and diverse work environment;
•	whistleblower hotline operated by an independent third party for confidential reporting;
•	market competitive compensation and benefits;
•	prohibition of child labor;
•	Fabrinet Academy (in-house technical education and training);
•	employee tuition reimbursement plan;
•	discretionary and profit-sharing bonus plans;
28	2020 PROXY STATEMENT

ENVIRONMENTAL, SOCIAL AND GOVERNANCE (ESG) PRACTICES AND POLICIES
•	employee fitness center;
•	“Happy Workplace” program; and
•	employee motherhood and parenting training.
Local Community Initiatives
•	“Maharaj” Orphanage benefactor (annual financial and administrative support);
•	free elderly health checks for local community residents (Thailand);
•	Red Cross blood drive donations (Thailand); and
•	on-site safety school training for local school-age children (Thailand).
Workplace Safety Policies
•	strictly-enforced COVID-19 safety policies and procedures (global);
•	Thailand labor standards compliant; and
•	OSHAS 18001 compliant.
Governance
We are committed to good corporate governance, including the following:
Shareholder Engagement Initiatives
•	we consult with experts on the best compensation and governance practices;
•	we regularly attend and participate in investor roadshows and conferences; and
•
we reach out annually to our 25 largest shareholders, in advance of our annual shareholders’ meeting, and invite them to provide feedback on our corporate governance and executive compensation practices by participating in conference calls with the members of the Compensation Committee.

Business Practices
•	we have and enforce our Code of Business Conduct;
•	we require our suppliers to agree to conduct their business practices in accordance with our Supplier Code of Conduct;
•	we are a member of the Responsible Business Alliance (formerly EICC), and adhere to its code of conduct; and
•	we are “conflict minerals” compliant.
2020 PROXY STATEMENT	29

EXECUTIVE OFFICERS
The names of our executive officers, their ages, their positions with us and other biographical information as of October 14, 2020, are set forth below. There are no family relationships among any of our directors or executive officers.
Name	Age	Position
Seamus Grady	53	Chief Executive Officer and Director
Dr. Harpal Gill	67	President and Chief Operating Officer
Csaba Sverha	41	Executive Vice President, Chief Financial Officer
Edward T. Archer	57	Executive Vice President, Sales & Marketing
Toh-Seng Ng	66	Executive Vice President, Special Projects
Seamus Grady. For Mr. Grady’s biography, please see “Proposal One—Election of Directors—Biographical Information” above.
Dr. Harpal Gill has served as our president since January 2011, and as our chief operating officer since March 2009. Previously, Dr. Gill was our senior vice president, operations from May 2005 to March 2009. He also has served as executive vice president, operations of Fabrinet Co., Ltd., our subsidiary in Thailand, since July 2007. From July 2003 to January 2005, Dr. Gill served as vice president of engineering and then senior vice president of engineering for Maxtor Corporation, a disk drive manufacturer. From January 1999 to July 2003, Dr. Gill served as the vice president of engineering for Read Rite Corporation, a supplier of magnetic recording heads for data storage devices. From June 1996 to October 1998, Dr. Gill served as the managing director of JTS Corp., a disk drive manufacturer. Dr. Gill also has held senior management positions with Seagate Technology and Stanton Automation. Dr. Gill earned a bachelor of science degree in mechanical engineering from Brunel University and a doctor of philosophy degree in engineering from the University of Bradford.
Csaba Sverha has served as our executive vice president, chief financial officer since February 2020. Previously, he was our vice president of operations finance from March 2018 to February 2020. From 2005 to March 2018, Mr. Sverha held various finance roles of increasing responsibility at Sanmina Corporation, an electronics manufacturing services company. During his thirteen-year tenure at Sanmina, he assumed site level as well as regional and global finance roles, most recently serving as vice president finance & controller, Mechanical Systems Division, from December 2017 to March 2018. Prior to that, Mr. Sverha served as controller with Benetton Hungary (United Colors of Benetton). Prior to joining Benetton, Mr. Sverha held a junior finance analyst and controller positions with Flex in Hungary. Mr. Sverha holds a Master’s Degree in Agricultural Economics and Management from the Szent Istvan University, Godollo Hungary (SZIU).
Edward T. Archer has served as our executive vice president, sales & marketing since January 2019. Prior to joining Fabrinet, Mr. Archer was the senior vice president of sales for the Integrated Manufacturing Services Division of Sanmina Corporation from October 2014 to December 2018. He is a thirty-year veteran of the electronics industry, with broad sales and marketing experience in technical services, products and electronic manufacturing services. He began his career in sales leadership roles at Future Electronics, Wyle Electronics and Arrow Electronics, followed by nine years at Altera Corporation (now Intel) as its regional sales director for both FPGA and ASIC products. Mr. Archer earned a bachelor of science degree in industrial technology (technical marketing) from California Polytechnic State University.
Toh-Seng Ng has served as our executive vice president, special projects since February 2020. Previously, he was our executive vice president, chief financial officer from March 2012 to February 2020, senior vice president of finance and managing director of Casix, Inc., our subsidiary in the People’s Republic of China, from March 2010 to March 2012, and senior vice president and operations controller of Fabrinet from January 2007 to March 2010. Mr. Ng joined us with nearly 28 years of international financial management experience in the semiconductor and data storage industries. Prior to joining us, Mr. Ng managed financial operations at Magnecomp Precision Plc. in Thailand, Hitachi Global Storage Technologies in San Jose, and Read-Rite Corporation in a series of positions, culminating in his role as corporate controller and vice president of finance. Mr. Ng earned a bachelor of science degree in accountancy from the University of Singapore, and a master of business administration degree in international management from Golden Gate University.
30	2020 PROXY STATEMENT

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This section contains a discussion of the material elements of compensation awarded to, earned by or paid to our principal executive officer, principal financial officer, and the other individuals included in the “Summary Compensation Table” beginning on page 43. We refer to these individuals as our “Named Officers” in this proxy statement. For fiscal 2020, our Named Officers were:
•	Seamus Grady, Chief Executive Officer (“CEO”);
•	Dr. Harpal S. Gill, President and Chief Operating Officer (“COO”);
•	Csaba Sverha, Executive Vice President, Chief Financial Officer (“current CFO”);
•	Edward T Archer, Executive Vice President, Sales & Marketing; and
•	Toh-Seng Ng, Executive Vice President, Special Projects and former Chief Financial Officer (“former CFO”).
Mr. Sverha became an executive officer in February 2020 when he began serving as our chief financial officer. During fiscal 2020, Mr. Ng served as our chief financial officer until February 2020, at which time he transitioned to executive vice president, special projects.
Shareholder Engagement Following Recent Say-on-Pay Votes
We are committed to maintaining an active dialogue to understand the priorities and concerns of our shareholders and believe that ongoing engagement builds mutual trust and understanding with our shareholders.
While approximately 94%, 97%, 75% and 78% of the shares present and entitled to vote at our 2019, 2018, 2017 and 2016 annual meetings of shareholders, respectively, were voted in favor of our executive compensation as disclosed in our proxy statements for those years, only 28% of the votes cast in the say-on-pay advisory vote at our 2015 annual meeting of shareholders were voted in favor of our executive compensation as disclosed in our 2015 proxy statement. In response to the results of our 2015 say-on-pay advisory vote, the Compensation Committee contacted shareholders to understand better their priorities and concerns with respect to our executive pay practices, examined the reports and analyses issued by the principal proxy advisory services, conferred with representatives of Institutional Shareholder Services in the spring of 2016 to discuss our compensation practices, and engaged Kingsdale Advisors to advise the Compensation Committee.
In 2017, 2018 and 2019, the Compensation Committee continued its dialogue with shareholders on our corporate governance and executive compensation practices, most recently in November 2019 by soliciting the views of 25 of our then largest institutional shareholders, representing approximately 74% of our shares outstanding as of October 31, 2019. Following this outreach and prior to our 2019 annual meeting of shareholders, the Compensation Committee had discussions with those shareholders that responded to the outreach after reviewing our 2019 proxy statement, which investors represented approximately 4% of our shares outstanding as of October 31, 2019, including two of our 15 then largest institutional shareholders.
The Compensation Committee plans to continue its practice of shareholder outreach regarding our executive compensation practices by again soliciting the views of institutional shareholders representing more than 70% of our shares outstanding as of October 31, 2020, including our ten largest shareholders as of that date. The Compensation Committee expects to contact such shareholders between the filing of this proxy statement and the date of the Annual Meeting.
2020 PROXY STATEMENT	31

EXECUTIVE COMPENSATION
Fiscal 2020 Compensation Decisions
In light of the results of our recent say-on-pay votes and the feedback received from shareholders, the Compensation Committee maintained a similar overall design and continued to enhance the link between executive pay and longer-term company performance when it approved in August 2019 (for all Named Officers except our current CFO) and in February 2020 (for our current CFO) our executive compensation program for fiscal 2020, as summarized below.
Compensation Element	Decision	Weighting of Performance Measures
Base salary
• CEO: increased by 11% as compared to fiscal 2019

• COO: increased by 4% as compared to fiscal 2019, following two fiscal years in which he did not receive a raise

• Current CFO: we negotiated our current CFO’s annual base salary when he was promoted in February 2020 to be approximately 31% lower (on an annualized basis) than our former CFO’s annual base salary for fiscal 2019

• Former CFO: increased by 5% as compared to fiscal 2019, following two fiscal years in which he did not receive a raise
N/A
Short-term cash incentive
• CEO: increased target cash bonus opportunity by 11% as compared to fiscal 2019 (consistent with increase to fiscal 2020 base salary)

• COO: increased target cash bonus opportunity by 4% as compared to fiscal 2019 (consistent with increase to fiscal 2020 base salary)

• Current CFO: we negotiated our current CFO’s target cash bonus opportunity when he was promoted in February 2020 to be approximately 68% lower (on an annualized basis) than our former CFO’s target cash bonus opportunity for fiscal 2019

• Former CFO: increased target cash bonus opportunity by 4% as compared to fiscal 2019 (consistent with increase to fiscal 2020 base salary)

For all Named Officers, bonuses under our Fiscal 2020 Bonus Plan were payable following fiscal 2020, as follows:

• 50% based on achievement of a revenue target

• 50% based on achievement of a non-GAAP operating margin target

• no individual performance component

• the maximum bonus a Named Officer could receive was his target bonus

32	2020 PROXY STATEMENT

EXECUTIVE COMPENSATION
Compensation Element	Decision	Weighting of Performance Measures
Long-term equity incentive
• Continued our practice of granting PSUs with challenging two-year cumulative performance and “stretch” performance targets

• Equity grants weighted toward performance: 53% to 62% PSUs and 38% to 47% RSUs

• CEO: increased total target grant date value of long-term equity-based awards by 37% as compared to fiscal 2019

• COO: increased total target grant date value of long-term equity-based awards by 19% as compared to fiscal 2019

• Former CFO: increased total target grant date value of long-term equity-based awards by 20% as compared to fiscal 2019

For all Named Officers, the number of PSUs earned and eligible to vest will be determined after a two-year performance period as follows:

• 50% based on achievement of cumulative fiscal 2020 and fiscal 2021 revenue targets

• 50% based on achievement of cumulative fiscal 2020 and fiscal 2021 non-GAAP operating margin targets

• any earned PSUs will vest in full on the date the Compensation Committee certifies achievement of the performance criteria

• PSUs are not subject to accelerated vesting under agreements with any of our Named Officers

Positive Compensation Practices
We monitor trends and developments in compensation practices to enhance the effectiveness of our compensation philosophy and have adopted the following:
•	our executive officers’ cash and equity incentive compensation is subject to a claw back;
•	we have a practice of granting long-term equity to our executive officers that is based, in part, on Fabrinet achieving financial performance goals over a two-year performance period;
•	we maintain share ownership guidelines for our executive officers and directors;
•	our employees (including our executive officers) and directors are prohibited from margining, short-selling or pledging our securities, or trading in derivative securities;
•	we hold an annual shareholder advisory vote on executive compensation; and
•	the 2020 Plan contains the following features:
•	we are prohibited from instituting any program to reprice or exchange equity awards for awards with a lower exercise price without shareholder approval;
•	we are prohibited from “recycling” shares, which means that any shares subject to a grant are counted against the share limit in the plan and may not subsequently be re-granted, even if the shares are forfeited, expired or exchanged;
•	all awards under the plan are subject to the participant’s continued employment or other service with us and vest over a four-year period, unless otherwise set forth in the award agreement;
•	we are prohibited from paying dividends with respect to an award prior to the vesting of such award;
•
we are prohibited from granting awards that may vest or become exercisable earlier than one (1) year after such award is granted, except that awards up to a maximum of five percent (5%) of the total shares reserved and available for grant and issuance under the plan may be granted without regard to such minimum one (1) year vesting requirements; and

•
we are prohibited from accelerating the vesting of an award before the one (1) year anniversary of the award’s grant date, except in connection with death, disability, termination of employment, reaching retirement age or an event that triggers the plan’s provisions relating to assumption and termination of awards.

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EXECUTIVE COMPENSATION
Executive Compensation Program Objectives and Overview
Our executive compensation programs are intended to achieve three fundamental objectives: (1) attract, retain and motivate qualified executives; (2) hold executives accountable for short-term and long-term performance; and (3) align executives’ interests with the interests of our shareholders. In structuring and designing our executive compensation programs, we are guided by the following basic philosophies:
•	Competition. We should provide competitive compensation opportunities with respect to our industry so we can attract, retain and motivate qualified executives.
•
Alignment with Shareholder Interests. A substantial portion of compensation should be contingent on our performance for our shareholders, to align the interests of executives with the interests of our shareholders and to hold the executives accountable for our performance.

As described in more detail below, the material elements of our executive compensation programs for our Named Officers include a base salary, short-term cash incentive awards and long-term equity incentive awards. In addition, our Named Officers may participate in our 401(k) plan and employee benefit programs on substantially the same terms as our other employees. Our Named Officers also are entitled to certain perquisites and personal benefits and, in some cases, are entitled to severance benefits upon certain terminations of their employment with us. We believe each element of our executive compensation program helps us to achieve one or more of our compensation objectives. Taken together, the compensation elements are intended to provide a total compensation package for each Named Officer that is competitive.
The table below lists each material element of our executive compensation program and the compensation objective or objectives it is designed to achieve.
Compensation Element	Compensation Objectives Designed to be Achieved
Base salary	• Attract, retain and motivate qualified executives.
Short-term cash incentives	• Align executives’ interests with those of shareholders; • Hold executives accountable for our performance; and • Attract, retain and motivate qualified executives.
Long-term equity incentives	• Align executives’ interests with those of shareholders; • Hold executives accountable for our performance; and • Attract, retain and motivate qualified executives.
Perquisites and personal benefits	• Attract, retain and motivate qualified executives.
Severance and other benefits upon termination of employment	• Attract, retain and motivate qualified executives.
Role and Authority of the Compensation Committee
The Compensation Committee currently consists of Dr. Levinson (chair), Dr. Bahrami and Mr. Kelly, each of whom is “independent” within the meaning of NYSE rules. In addition, the Board has determined that Dr. Levinson, Dr. Bahrami and Mr. Kelly meet the requirements of the non-employee director definition of Rule 16b-3 promulgated under the Exchange Act and the outside director definition of Section 162(m) of the Internal Revenue Code, as amended. Dr. Levinson has served as chair of the Compensation Committee since November 2011, Dr. Bahrami has served as a member of the Compensation Committee since May 2019, and Mr. Kelly has served as a member of the Compensation Committee since December 2015. No Compensation Committee member is a former or current officer or employee of Fabrinet or any of its subsidiaries. The Compensation Committee meets at least quarterly, and members of the Compensation Committee serve at the discretion of the Board.
The Compensation Committee is responsible for overseeing our compensation policies and goals and administering our equity compensation plans and executive incentive plan, including approving target and
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actual bonuses under our executive incentive plan. Additionally, the Compensation Committee is responsible for reviewing and approving the compensation of our chief executive officer and other Named Officers. The Compensation Committee’s role is detailed in its charter, which is available in the “Investors—Governance” section of our website at www.fabrinet.com.
Pursuant to its charter, the Compensation Committee may delegate its authority to grant awards under Fabrinet’s incentive compensation or other equity-based plans, except with respect to awards to executive officers and directors. The Compensation Committee has not delegated any of its authority with respect to equity award grants under the 2020 Plan or with respect to any component of the compensation of our Named Officers.
Role of the Independent Compensation Consultant
The Compensation Committee has the authority, in its sole discretion, to engage the services of outside consultants to assist it in making decisions regarding the establishment of our compensation programs and philosophy. The Compensation Committee also may obtain advice and assistance from internal or external legal, accounting or other advisors. For fiscal 2020, the Compensation Committee retained Compensia, Inc. (“Compensia”), a national compensation consulting firm, to provide independent compensation consulting services. If requested by the Compensation Committee, a representative of Compensia attends meetings of the Compensation Committee. During fiscal 2020, a representative of Compensia joined one meeting of the Compensation Committee.
Although Fabrinet pays Compensia’s fees, Compensia reports directly to the Compensation Committee, and the Compensation Committee retains the authority to hire or fire Compensia and any other consultant or advisor.
Compensia does not provide any services to us other than the services provided to the Compensation Committee. The Compensation Committee has assessed the independence of Compensia taking into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the listing standards of the New York Stock Exchange, and has concluded that no conflict of interest exists with respect to the work that Compensia performs for the Compensation Committee.
During fiscal 2020, Compensia provided the Compensation Committee with a blend of peer group proxy data and other market data, as discussed below, to assist the Compensation Committee in evaluating the competitiveness of our executive compensation and non-employee director compensation programs. Compensia also advised the Compensation Committee on general compensation trends in the industry among similarly situated companies.
Role of Executive Officers in Compensation Decisions
In carrying out its responsibilities, the Compensation Committee works with members of our management team, including our CEO and CFO. Typically, our management team assists the Compensation Committee in the execution of its responsibilities by providing information on corporate and individual performance and management’s perspective and recommendations on compensation matters.
Our CEO made recommendations to the Compensation Committee regarding fiscal 2020 executive compensation matters. At the request of the Compensation Committee, our CEO and CFO occasionally participate in meetings of the Compensation Committee, except with respect to decisions involving their own compensation. While the Compensation Committee solicits the recommendations and proposals of our CEO and CFO with respect to executive compensation matters, these recommendations and proposals are only one factor in the Compensation Committee’s decision-making process.
Fiscal 2020 Peer Group and Other Market Data
To assist the Compensation Committee in evaluating whether our executive compensation practices for fiscal 2020 were competitive and consistent with the Compensation Committee’s executive compensation program objectives, Compensia provided the Committee with compensation data (the “Blended Market Data”) consisting of an equal blend of (1) proxy statement data (where available) from our fiscal 2020 peer group, and (2) proprietary survey data from high-tech companies with annual revenues between $750 million and $2.5 billion. The Compensation Committee used the Blended Market Data to compare our Named Officers’ base salary, target cash incentive opportunity, target total cash compensation, equity compensation and total direct compensation against the 25th, 50th and 75th percentiles of the same categories of compensation for executives holding positions comparable (where possible) to the positions of our Named Officers. However, the
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Compensation Committee does not benchmark or apply specific formulas to determine adjustments to our Named Officers’ base salary, target cash incentive opportunity, target total cash compensation, equity compensation or total direct compensation.
The specific criteria for selection into our peer group are set annually by the Compensation Committee. When our peer group is reviewed each year, companies may be removed for failure to meet the selection criteria, or new companies may be added as necessary to ensure a significant sample size of companies. In selecting a peer group, the Compensation Committee considers companies that, in its view, compete with us for talent and have financial or other organizational metrics generally similar to ours. Accordingly, our peer group includes a blend of businesses classified as providing electronic equipment, instruments or components, communications equipment, or electronic manufacturing services. The selection criteria for our fiscal 2020 peer group included 12-month trailing revenue, market capitalization, and headcount metrics. Our 12-month trailing revenue and market capitalization were in the 53rd and 54th percentiles, respectively, of our fiscal 2020 peer group at the time the Compensation Committee selected the group. Compensia gathered data on the compensation practices of the companies in our fiscal 2020 peer group through publicly available information, where available.
Our fiscal 2020 peer group, as approved by the Compensation Committee, was the same as our fiscal 2019 peer group, except for the removal of two companies (Finisar Corporation and Oclaro, Inc., both of which were acquired by other companies in our fiscal 2020 peer group) and the addition of three companies (Acacia Communications, Inc., AVX Corporation and Littelfuse, Inc.).
Our fiscal 2020 peer group consisted of the following 21 companies:
Fiscal 2020 Peer Group
Acacia Communications, Inc.	II-VI Incorporated	MTS Systems
AVX Corporation	Infinera Corporation	NETGEAR, Inc.
Benchmark Electronics, Inc.	Jabil Inc.	OSI Systems, Inc.
Celestica Inc.	KEMET Corporation	Plexus Corporation
Ciena Corporation	Kimball Electronics, Inc.	Sanmina Corporation
Coherent, Inc.	Littelfuse, Inc.	TTM Technologies, Inc.
CTS Corporation	Lumentum Holdings Inc.	Viavi Solutions Inc.
Executive Compensation Program Elements
Base Salaries
We provide a base salary to our executive officers and other employees to compensate them for services rendered on a day-to-day basis. Following the end of each fiscal year, the Compensation Committee typically reviews and determines whether to adjust executive base salaries on the basis of each executive officer’s level of responsibility, qualifications, experience, past performance and expected future contributions. The Compensation Committee also considers whether executive base salaries are competitive as compared to salary practices gathered from the Blended Market Data.
In fiscal 2020, the Compensation Committee reviewed the salary component of the Blended Market Data provided by Compensia and considered each executive officer’s past performance and expected future contributions, changes in each executive officer’s responsibilities and organizational changes. As a result of its review, the Compensation Committee approved fiscal 2020 annual base salaries for Named Officers as set forth below.
Name	Fiscal 2019 Annual Base Salary	Fiscal 2020 Annual Base Salary	% Change
Mr. Grady	$775,000	$860,000	11%
Dr. Gill	$950,000	$990,000	4%
Mr. Sverha*	N/A	$450,000	N/A
Mr. Archer*	N/A	$450,000	N/A
Mr. Ng	$650,000	$680,000	5%
*	Messrs. Sverha and Archer were not executive officers in fiscal 2019.
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Following two fiscal years in which our COO and former CFO did not receive a raise and in recognition of individual performance during fiscal 2019, the Compensation Committee determined it was appropriate to increase each of Mr. Grady’s, Dr. Gill’s and Mr. Ng’s annual base salaries.
Short-Term Cash Incentive Awards
In August 2019, the Compensation Committee approved the Fiscal 2020 Bonus Plan, a cash incentive plan that provided each of our Named Officers with the ability to receive cash incentive awards based (1) 50% on Fabrinet’s achievement of a fiscal 2020 revenue target of $1,617.0 million, and (2) 50% on Fabrinet’s achievement of a fiscal 2020 non-GAAP operating margin target of 8.8%, with achievement of each financial target considered independently from the other. The Compensation Committee chose these performance goals because it believes that these goals constitute important, key performance metrics that significantly can impact our business success. For purposes of the Fiscal 2020 Bonus Plan, GAAP operating margin was adjusted for certain items. Non-GAAP operating margin excluded share-based compensation expenses, depreciation of fair value uplift, severance payments, expenses related to reduction in workforce, amortization of intangibles and goodwill impairment charge, as shown on Appendix A.
Under the Fiscal 2020 Bonus Plan, each participant’s target bonus was also the maximum bonus he could have received under the plan. Achievement of a target bonus payout would have required very high levels of corporate performance that the Compensation Committee believed were possible but unlikely to be achieved. By basing a substantial portion of our Named Officers’ total cash compensation on achievement of financial goals designed to drive shareholder value, the Fiscal 2020 Bonus Plan was intended to align their interests with the interests of our shareholders.
The Compensation Committee determined the target bonus opportunity for each Named Officer under the Fiscal 2020 Bonus Plan by considering the Blended Market Data provided by Compensia, evaluated against other criteria, including the Named Officer’s functional responsibilities and ongoing duties. For fiscal 2020, the Compensation Committee approved the following target bonus opportunity amounts for our Named Officers:
	Target (and Maximum) Bonus Opportunity
Name	Fiscal 2019	Fiscal 2020	% Change
Mr. Grady	$970,000 (125% of annual base salary)	$1,075,000 (125% of annual base salary)	11%
Dr. Gill	$1,250,000 (132% of annual base salary)	$1,300,000 (131% of annual base salary)	4%
Mr. Sverha*	N/A	$163,000**	N/A
Mr. Archer*	N/A	$360,000 (80% of annual base salary)	N/A
Mr. Ng	$835,000 (128% of annual base salary)	$865,000 (127% of annual base salary)	4%
*	Messrs. Sverha and Archer were not executive officers in fiscal 2019.
**
Mr. Sverha’s target (and maximum) bonus opportunity was prorated to reflect 60% of his annual base salary earned after being promoted to CFO and 40% of his annual base salary earned prior to being promoted to CFO. If Mr. Sverha had served as our CFO for all of fiscal 2020, his target (and maximum) bonus opportunity would have been $270,000.

Under the Fiscal 2020 Bonus Plan, if we had achieved 100% or more of a target financial metric, bonuses would have been payable to our Named Officers at 100% of target with respect to that financial metric component. If our fiscal 2020 revenue had been less than or equal to $1,580.0 million (i.e., approximately 97.7% of the fiscal 2020 revenue target) or if our fiscal 2020 non-GAAP operating margin had been less than or equal to 8.55% (i.e., approximately 97.2% of the fiscal 2020 non-GAAP operating margin target), no bonuses would have been paid out with respect to the applicable financial metric component.
Achievement of fiscal 2020 revenue between $1,580.0 million and $1,617.0 million would have resulted in a bonus amount for that metric that was scaled from 0 to 100% in a linear fashion. Achievement of fiscal 2020 non-GAAP operating margin between 8.55% and 8.8% would have resulted in a bonus amount for that metric that was scaled from 0 to 100% in a linear fashion.
For fiscal 2020, we achieved (1) revenue of $1,641.8 million (101.5% of target), resulting in a bonus that was funded at 100% with respect to that component, and (2) non-GAAP operating margin of 8.8% (100% of target), resulting in a bonus being funded at 100% with respect to that component. Accordingly, in August 2020, consistent with our executive compensation philosophy and commitment to pay for performance, the Compensation Committee determined that full target bonuses would be awarded to our Named Officers under the Fiscal 2020 Bonus Plan.
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EXECUTIVE COMPENSATION
The following table describes the target, maximum and actual bonus amounts for each of our Named Officers under the Fiscal 2020 Bonus Plan.
Name	Target (and Maximum) Bonus Opportunity	Actual Bonus	Actual Bonus (as a % of Target Bonus Opportunity)
Mr. Grady	$1,075,000	$1,075,000	100%
Dr. Gill	$1,300,000	$1,300,000	100%
Mr. Sverha	$163,000	$163,000	100%
Mr. Archer	$360,000	$360,000	100%
Mr. Ng	$865,000	$865,000	100%
Long-Term Equity Incentive Awards
Our equity incentive plans are a critical component of the compensation program that we believe incentivizes our executive officers and key employees to focus on building shareholder value through meeting long-term financial and strategic goals. We currently grant RSUs and PSUs to our executive officers under the 2020 Plan. Prior to the approval of the 2020 Plan by shareholders in December 2019, we granted RSUs and PSUs to our executive officers under our 2010 Performance Incentive Plan. We also adopted our 2017 Inducement Equity Incentive Plan in November 2017 solely for the granting of inducement share options and other equity awards to new employees. RSUs function as a retention incentive for our executives as they generally vest annually over a three or four-year period after the date of grant, subject to the executive’s continued service with us.
In furtherance of our commitment to the executive compensation program’s philosophy to pay for performance and to help align more closely the interests of our executive officers with those of our shareholders and consistent with the practice it adopted in August 2016, the Compensation Committee granted PSUs to our Named Officers in August 2019 that will be earned, if at all, following a cumulative 2-year performance period covering fiscal 2020 and fiscal 2021. Any earned PSUs will vest in full on the date the Compensation Committee certifies achievement of the performance criteria described below. The Compensation Committee also granted time-based RSUs to our Named Officers in fiscal 2020. For fiscal 2020, equity award grants to our Named Officers were weighted toward performance, with a mix of 53% to 62% PSUs and 38% to 47% RSUs. The Compensation Committee believes that this mix of performance-based awards and service-based awards was appropriate to emphasize and more closely align pay with the achievement of important, key performance metrics that significantly can impact our business success.
The Compensation Committee bases long-term equity incentive award grants to executives on a number of factors, including the Blended Market Data provided by Compensia, the executive’s vested and unvested equity holdings, the executive’s position and total compensation package, and the executive’s contribution to the success of our financial performance. For fiscal 2020, the Compensation Committee also considered Fabrinet’s fiscal 2019 financial results and the fact that none of the PSUs granted to our CEO, COO and former CFO in 2017 (which had a performance cycle covering fiscal 2018 and fiscal 2019) were earned, despite Fabrinet achieving a then-record amount of annual revenue, in its decision to increase the dollar value of RSUs awarded to our CEO, COO and former CFO.
In August 2019 and February 2020 (in the case of Mr. Sverha only), the Compensation Committee granted the following dollar value (assuming achievement of the highest level of performance conditions where applicable) of RSUs, PSUs and “stretch” PSUs to our Named Officers:
Name	Grant Date Value of RSUs	Maximum Grant Date Value of PSUs	Maximum Grant Date Value of “Stretch” PSUs
Mr. Grady	$2,924,982	$1,949,972	$1,949,972
Dr. Gill	$1,874,967	$1,559,997	$1,559,997
Mr. Sverha	$224,625*	$124,651	$124,651
Mr. Archer	$599,988	$699,961	$699,961
Mr. Ng	$1,717,458	$1,359,953	$1,359,953
*
This represents RSUs with a grant date value $99,974 awarded to Mr. Sverha in August 2019 prior to his promotion to CFO and RSUs with a grant date value of $124,651 awarded to Mr. Sverha in February 2020 in connection with his promotion to CFO.

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The following table describes the percentage of equity awards granted to our Named Officers in fiscal 2020 that are time-based versus performance-based:
Name	% of Fiscal 2020 Equity Awards That Are Time-Based (RSUs)	% of Fiscal 2020 Equity Awards That Are Performance-Based (PSUs)
Mr. Grady	43%	57%
Dr. Gill	38%	62%
Mr. Sverha*	47%	53%
Mr. Archer	30%	70%
Mr. Ng	39%	61%
*
Mr. Sverha’s equity awards for fiscal 2020 were more heavily weighted to RSUs as compared to our other Named Officers because he received RSUs in fiscal 2020 prior to his promotion to CFO. The equity awards that were granted to Mr. Sverha in connection with his promotion to CFO were weighted 33% RSUs and 67% PSUs.

Except for the RSUs granted to Mr. Sverha in August 2019 prior to his promotion to CFO, which will vest in equal annual installments over a period of four years on each anniversary of the grant date, the RSUs granted to our Named Officers in fiscal 2020 will vest in equal annual installments over a period of three years on each anniversary of the grant date, subject to the individual’s continued service with us through each such vesting date.
The PSUs will vest, if at all, following a 2-year performance period, on the date the Compensation Committee certifies achievement of the performance criteria set forth below, subject to the individual’s continued service with us through such vesting date. Vesting of the PSUs will be based 50% on achievement of a cumulative fiscal 2020 and fiscal 2021 revenue target (the “PSU Revenue Target”) and 50% on achievement of a cumulative fiscal 2020 and fiscal 2021 non-GAAP operating margin target (the “PSU Operating Margin Target”). The Compensation Committee chose these performance goals because it believes that these constitute important, key performance metrics that significantly can impact our business success. As achievement of each financial target is considered independently from the other, we must meet a threshold for each factor in order for an individual to receive any credit for that factor. If we achieve 100% or more of a target financial metric, the PSUs will vest at 100% of target with respect to that financial metric component. Achievement of the PSU Revenue Target at a level between approximately 95.6% and 100% will result in a number of shares vesting for that metric that is scaled from 0% to 100% in a linear fashion. Achievement of the PSU Operating Margin Target at a level between approximately 97.8% and 100% will result in a number of shares vesting for that metric that is scaled from 0% to 100% in a linear fashion.
The “stretch” PSUs will vest, if at all, following a 2-year performance period, on the date the Compensation Committee certifies achievement of the performance criteria set forth below, subject to the individual’s continued service with us through such vesting date. Vesting of the “stretch” PSUs will be based 50% on achievement of a cumulative fiscal 2020 and fiscal 2021 revenue target that is higher than the PSU Revenue Target (the “Stretch PSU Revenue Target”) and 50% on achievement of a cumulative fiscal 2020 and fiscal 2021 non-GAAP operating margin target that is higher than the PSU Operating Margin Target (the “Stretch PSU Operating Margin Target”). As achievement of each financial target is considered independently from the other, we must meet a threshold for each factor in order for an individual to receive any credit for that factor. If we achieve 100% or more of a target financial metric, the Stretch PSUs will vest at 100% of target with respect to that financial metric component. Achievement of the Stretch PSU Revenue Target at a level between the PSU Revenue Target and 100% will result in a number of shares vesting for that metric that is scaled from 0% to 100% in a linear fashion. Achievement of the Stretch PSU Operating Margin Target at a level between the PSU Operating Margin Target and 100% will result in a number of shares vesting for that metric that is scaled from 0% to 100% in a linear fashion. There is no overlap between the performance measures for PSUs and “stretch” PSUs.
Perquisites and Personal Benefits
In addition to base salaries, we provide our Named Officers with certain perquisites and personal benefits. We believe that perquisites and personal benefits are a tax-advantaged way to provide our Named Officers with additional annual compensation that supplements their base salaries. We do not establish the value of each Named Officer’s perquisites and personal benefits in a vacuum or as some form of compensation “add on.” Instead, we view the value of the perquisites as another component of annual compensation that is merely paid in a different form. When determining each Named Officer’s base salary, we take the value of each Named Officer’s perquisites and personal benefits into consideration.
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EXECUTIVE COMPENSATION
We provide certain benefits and allowances to our international assignees, including our Named Officers, which include housing and transportation allowances, living and travel expense reimbursements and tax preparation services. Consistent with the policy we have adopted with respect to all U.S. citizens who are working on our behalf in Asia on an expatriate basis, we pay such employees a tax equalization payment that is intended to put the employee in the same position, from a tax-liability perspective, that he or she would be in if they were still located in the United States. Of our Named Officers, Dr. Gill, Mr. Sverha and Mr. Ng received a tax equalization payment in fiscal 2020 because each qualified for such benefit under the policy.
In addition, in October 2014, the Compensation Committee approved the payment of additional cash compensation to Dr. Gill and Mr. Ng in the amount of 20% of their respective then-current annual base salary, determined and payable bi-monthly, with a tax gross-up (the “Foreign Service Premium Pay”), to incentivize them to continue working for us in Thailand and to ameliorate the resulting hardships to their families who are located in the United States. The Foreign Service Premium Pay is payable for as long as Dr. Gill and Mr. Ng are required to, and do, temporarily reside and work in Thailand. In January 2015, the Compensation Committee authorized the purchase of key man life insurance policies for each of Dr. Gill and Mr. Ng, which provide for $3 million payable to the applicable Named Officer’s elected beneficiaries and $2 million payable to us. Dr. Gill and Mr. Ng also receive a family travel benefit that provides each of their immediate family members a round-trip airline ticket to visit Thailand once per year at our expense.
In October 2016, we reviewed executive perquisites and adopted a perquisite policy that excludes non-business, travel-related expenses and charitable contributions. The perquisites and personal benefits paid to each Named Officer are reported in the “All Other Compensation” column of the Summary Compensation Table below, and are further described in the footnotes to such table.
Severance and Other Benefits Upon Termination of Employment
We and certain of our subsidiaries have entered into employment agreements or offer letters with our Named Officers that provide for them to receive severance benefits following certain terminations of their employment with us or our subsidiaries, as applicable. These arrangements are consistent with our overall compensation objectives because we believe such arrangements are critical to achieve our business objective of management retention. We evaluate the level of severance benefits to provide a Named Officer on a case-by-case basis. To ensure that the severance and change of control arrangements continue to remain consistent with our compensation philosophy and current market practices, the Compensation Committee may periodically review these arrangements. Please see “Potential Payments Upon Termination or Change in Control” below, for a description of the severance benefits our Named Officers may be entitled to receive upon termination of their employment.
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PSU Awards Granted in Prior Fiscal Years
The table below provides information regarding PSU and “Stretch” PSU awards granted prior to fiscal 2020 to our Named Officers (other than Messrs. Sverha and Archer, who did not receive such awards) that were eligible to be earned following fiscal 2020, including the performance requirements and number of our ordinary shares earned as of the end of the performance period, which began on June 30, 2018 and ended on June 26, 2020 (the “fiscal 2019-2020 cycle”).
For the fiscal 2019-2020 cycle, we achieved cumulative revenue of $3,226.2 million, which exceeded the highest revenue target of $3,160.0 million established by the Compensation Committee under the PSUs and fell between the minimum revenue target of $3,160.0 million and the highest revenue target of $3,260.0 million under the “Stretch” PSUs. For the fiscal 2019-2020 cycle, we achieved cumulative non-GAAP gross margin of 11.71%, which did not meet the minimum performance targets established by the Compensation Committee under the PSUs and “Stretch” PSUs.
Accordingly, on August 11, 2020, the Compensation Committee certified that 50% of the PSUs and 33% of the “Stretch” PSUs granted to our Named Officers in August 2018 were earned because we did not achieve all of the rigorous performance measures for the fiscal 2019-2020 cycle, despite having achieved two consecutive fiscal years of record annual revenue.
Name	Date of Grant	Type of Award	Target (and Maximum) Number of Shares That Could Have Vested for Fiscal 2019- 2020 Performance Period	Actual Number of Shares Vested for Fiscal 2019- 2020 Performance Period	Performance Measures for Fiscal 2019-2020 Cycle
Mr. Grady	8/23/2018	PSU	36,443	18,222	• Up to 50% based on achievement of revenue between $2,970.0 million and $3,160.0 million
Dr. Gill	8/23/2018	PSU	31,236	15,618
Mr. Ng	8/23/2018	PSU	27,072	13,536	• Up to 50% based on achievement of non-GAAP gross margin between 11.75% and 12.0%
Mr. Grady	8/23/2018	“Stretch” PSU	36,443	12,057	• Up to 50% based on achievement of revenue between $3,160.0 million and $3,260.0 million
Dr. Gill	8/23/2018	“Stretch” PSU	31,236	10,335
Mr. Ng	8/23/2018	“Stretch” PSU	27,072	8,957	• Up to 50% based on achievement of non-GAAP gross margin between 12.0% and 12.25%
Share Ownership Guidelines
To further align the interests of our executive officers and members of the Board with those of our shareholders, we have adopted share ownership guidelines for our executive officers and directors, which provide for a minimum ownership level equal to:
•	chief executive officer – 6x annual base salary;
•	other executive officers – 2x annual base salary; and
•	directors – 3x annual Board retainer.
Executive officers and directors are expected to have met these ownership levels by August 2017 or, if appointed or elected after August 2012, within five years of their appointment as an executive officer or election to the Board. Shares counted towards the minimum ownership levels include all shares beneficially owned by the executive officer or director and any unvested restricted share units held by the executive officer or director. Except for Mr. Archer, who was appointed as an executive officer in August 2019 and has until August 2024 to meet the guidelines, all of our executive officers and directors exceeded their respective share ownership guidelines based on the closing price per share of our ordinary shares on October 14, 2020.
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Hedging Policy and Compensation Recovery Policy
We have an insider trading policy that prohibits, among other things, short sales, hedging of stock ownership positions, and transactions involving derivative securities relating to our ordinary shares.
We also maintain a claw back policy that applies to our executive officers. If a majority of the independent members of the Board determines that an officer’s misconduct caused us to materially restate all or a portion of our financial statements, the Board may require the officer to repay incentive compensation that would not have been payable absent the material restatement. This policy applies to all incentive compensation, excluding equity awards granted prior to the adoption of the policy, based on financial statements filed during the three years prior to the material restatement. The Compensation Committee intends to revisit our claw back policy after the SEC adopts final rules implementing the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.
Tax Considerations
Section 162(m) of the Internal Revenue Code generally places a limit of $1 million per year on the U.S. corporate income tax deduction a publicly-held corporation may take for compensation paid to each of its “covered employees” (generally, the chief executive officer and the next three most highly compensated executive officers, other than the chief financial officer, as of the end of any fiscal year). In general, certain performance-based compensation approved by shareholders is not subject to this $1 million deduction limit.
In fiscal 2020, we did not structure any of our compensation for our executive officers to qualify as performance-based compensation under Section 162(m). In order to maintain an executive compensation program that continues to strive to achieve the incentive, retention, pay for performance, and other objectives of the program, the Compensation Committee may provide compensation to our Named Officers that may not be deductible to the extent that the aggregate amount exceeds $1 million. However, the Compensation Committee intends to maintain an approach to executive compensation that strongly links pay to performance.
Compensation and Risk Assessment
The Compensation Committee has assessed the risks associated with our compensation policies and practices for all employees and, based on its assessment, does not believe that such compensation policies and practices create risks that are reasonably likely to have a material adverse effect on us.
Compensation Committee Report
The Compensation Committee oversees Fabrinet’s compensation policies, plans and benefit programs. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
Respectfully submitted by the members of the Compensation Committee of the Board of Directors.
Dr. Frank H. Levinson (Chair)
Dr. Homa Bahrami
Thomas F. Kelly
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EXECUTIVE COMPENSATION
Summary Compensation Table
The following table presents information regarding the total compensation of our Named Officers, who consist of (i) our principal executive officer, (ii) all individuals who served as our principal financial officer during fiscal 2020, and (iii) our other most highly compensated executive officers, other than our principal executive officer and principal financial officer, who were serving as executive officers at the end of fiscal 2020.
Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Seamus Grady Chief Executive Officer	2020	860,000	5,849,940	1,075,000	58,533	7,843,473
	2019	775,000	4,124,943	766,300	66,929	5,733,172
	2018	542,500	4,499,916	—	49,015	5,091,431
Dr. Harpal S. Gill President and Chief Operating Officer	2020	990,000	4,214,963	1,300,000	685,684	7,190,647
	2019	950,000	3,449,902	987,500	978,315	6,365,717
	2018	950,000	3,299,970	—	957,687	5,207,657
Csaba Sverha(5) Executive Vice President, Chief Financial Officer	2020	331,250	411,601	163,000	227,582	1,133,433

Edward T. Archer(6) Executive Vice President, Sales & Marketing	2020	450,000	1,649,930	360,000	72,522	2,532,452

Toh-Seng Ng(7) Executive Vice President, Special Projects; former Chief Financial Officer	2020	680,000	3,757,387	865,000	573,027	5,875,414
	2019	650,000	3,049,990	659,650	729,703	5,089,343
	2018	650,000	2,804,986	—	556,565	4,011,551
(1)
The amounts in this column include the aggregate grant date fair value (computed in accordance with FASB ASC Topic 718) of time-based RSU awards granted during the designated fiscal year. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for our fiscal year ended June 26, 2020, filed with the SEC on August 18, 2020. These amounts do not necessarily correspond to the actual value that may be recognized by the Named Officer.

(2)
The amounts in this column also include the value at the grant date of performance-based RSUs (PSUs) granted during the designated fiscal year based upon the probable outcome of the performance conditions for such awards, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures.

On August 22, 2019, the Compensation Committee granted PSUs to each of our Named Officers (other than Mr. Sverha, who was granted PSUs on February 17, 2020). The PSUs will vest, if at all, following a 2-year cumulative performance period covering fiscal 2020 and fiscal 2021. As of the date of grant, consistent with the estimate determined as of the grant date under FASB ASC Topic 718, the probable outcome of the performance conditions for these PSU grants was 75% achievement. Assuming the highest level of performance conditions will be achieved and these PSUs will vest at their maximum level of 100%, the following table sets forth the value of these PSUs at the date of grant:
Name	Maximum Value of PSUs Granted in Fiscal 2020 (Fiscal 2020-2021 Performance Period)
Mr. Grady	$3,899,944
Dr. Gill	$3,119,994
Mr. Sverha	$249,302
Mr. Archer	$1,399,922
Mr. Ng	$2,719,906
(3)
The amounts in this column reflect cash bonuses earned under our cash-based incentive plan for the applicable fiscal year. Amounts earned under our Fiscal 2020 Bonus Plan are reported as compensation for fiscal 2020 but were paid in fiscal 2021. Amounts earned under our fiscal 2019 cash-based incentive plan are reported as compensation for fiscal 2019 but were paid in fiscal 2020. For more information, see the “Grants of Plan-Based Awards in Fiscal 2020” table below.

(4)	For more information, see the “All Other Compensation for Fiscal 2020” table below.
(5)	Mr. Sverha became an executive officer in February 2020. Accordingly, only information for fiscal 2020 is provided with respect to Mr. Sverha.
(6)	Mr. Archer became an executive officer in August 2019. Accordingly, only information for fiscal 2020 is provided with respect to Mr. Archer.
(7)	Mr. Ng transitioned from Executive Vice President, Chief Financial Officer to Executive Vice President, Special Projects in February 2020.
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EXECUTIVE COMPENSATION
All Other Compensation for Fiscal 2020
Name	Transportation ($)(1)	Housing ($)(2)	Tax Equalization Payment ($)(3)	Foreign Service Premium Pay ($)(4)	Health Insurance Premiums ($)	Term Life Insurance Premiums ($)(5)	Company- Paid 401(k) Contributions ($)	Other ($)(6)	Total ($)
Mr. Grady	12,000	—	—	—	29,433	—	17,100	—	58,533
Dr. Gill	53,365	120,000	210,776	198,000	31,659	56,084	15,800	—	685,684
Mr. Sverha	17,397	82,500	4,421	—	53,094	—	8,164	62,006	227,582
Mr. Archer	12,000	—	—	—	36,972	—	23,550	—	72,522
Mr. Ng	35,755	120,000	162,022	136,000	22,271	74,210	22,769	—	573,027
(1)
For Mr. Grady and Mr. Archer, represents an annual automobile allowance. For Dr. Gill, represents (i) an annual travel allowance $25,602 ($26,049, inclusive of tax gross-up), (ii) an annual automobile allowance of $12,000, and (iii) $15,316 of expenses related to a car and driver in Thailand. For Mr. Sverha, represents expenses related to a car and driver in Thailand. For Mr. Ng, represents (i) an annual travel allowance of $15,361 ($15,613, inclusive of tax gross-up), (ii) an annual automobile allowance of $12,000, and (iii) $8,142 of expenses related to a car and driver in Thailand.

(2)	For Dr. Gill, Mr. Sverha and Mr. Ng, represents an annual allowance for housing and related living expenses in Thailand.
(3)
Represents foreign tax liability payments by Fabrinet on the Named Officer’s behalf to satisfy all applicable non-U.S. taxes of such Named Officer for the following calendar years: Dr. Gill – calendar year 2018; Mr. Sverha – calendar year 2019; Mr. Ng – calendar year 2019. Consistent with corporate policy, we pay on behalf of all U.S. citizens who are working on our behalf in Asia on an expatriate basis a tax equalization payment that is intended to put the employee in the same position, from a tax-liability perspective, that he or she would be in if they were still located in the United States.

(4)
Represents additional cash compensation in the amount of 20% of Dr. Gill and Mr. Ng’s respective then-current annual base salary, with a tax gross-up, to incentivize them to continue working for us in Thailand and ameliorate the resulting hardships to their families who are located in the United States.

(5)	Represents premiums paid by Fabrinet with respect to the portion of key man life insurance policies that would be payable to the applicable Named Officer’s elected beneficiaries.
(6)	For Mr. Sverha, represents reimbursement of tuition and related fees incurred by Mr. Sverha in connection with his children’s attendance at an international school in Thailand.
Grants of Plan-Based Awards in Fiscal 2020
The following table presents information concerning each grant of an award made to a Named Officer in fiscal 2020 under any plan. No option awards were granted to a Named Officer in fiscal 2020.
				Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)(3)
Name	Approval Date	Grant Date	Type of Award	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Mr. Grady	—	—	FY20 Bonus Plan	0	1,075,000	1,075,000	—	—	—	—	—
	8/14/2019	8/22/2019(4)	RSU	—	—	—	—	—	—	60,466	2,924,982
	8/14/2019	8/22/2019(4)	PSU	—	—	—	0	80,594	80,594	—	2,924,958
Dr. Gill	—	—	FY20 Bonus Plan	0	1,300,000	1,300,000	—	—	—	—	—
	8/14/2019	8/22/2019(4)	RSU	—	—	—	—	—	—	38,747	1,874,967
	8/14/2019	8/22/2019(4)	PSU	—	—	—	0	64,476	64,476	—	2,339,995
Mr. Sverha	—	—	FY20 Bonus Plan	0	163,000	163,000	—	—	—	—	—
	8/14/2019	8/22/2019(4)	RSU	—	—	—	—	—	—	2,066	99,974
	2/6/2020	2/17/2020(5)	RSU	—	—	—	—	—	—	1,918	124,651
	2/6/2020	2/17/2020(5)	PSU	—	—	—	0	3,836	3,836	—	186,976
Mr. Archer	—	—	FY20 Bonus Plan	0	360,000	360,000	—	—	—	—	—
	8/14/2019	8/22/2019(4)	RSU	—	—	—	—	—	—	12,399	599,988
	8/14/2019	8/22/2019(4)	PSU	—	—	—	0	28,930	28,930	—	1,049,942
Mr. Ng	—	—	FY20 Bonus Plan	0	865,000	865,000	—	—	—	—	—
	8/14/2019	8/22/2019(4)	RSU	—	—	—	—	—	—	35,492	1,717,458
	8/14/2019	8/22/2019(4)	PSU	—	—	—	0	56,208	56,208	—	2,039,929
(1)
Amounts reported represent the potential threshold, target and maximum cash incentive award amounts depending on the level of performance achieved under the Fiscal 2020 Bonus Plan, as described in “Compensation Discussion and Analysis — Executive Compensation Program Elements —

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Short-Term Cash Incentive Awards.” Such amounts ranged from 0% of the target payout, representing the lowest payout that would have been awarded upon achievement of a certain level of performance against one of the related financial goals, to 100% of the target payout, which also represents the maximum payout possible under the Fiscal 2020 Bonus Plan. In August 2020, the Compensation Committee determined that we achieved all of the pre-established performance targets under the Fiscal 2020 Bonus Plan and awarded bonus amounts equal to 100% of each participant’s target bonus. The actual bonus amounts that were awarded are reflected in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”
(2)
Amounts reported represent the potential target and maximum number of performance-based RSUs (PSUs) the Named Officer could earn pursuant to his PSU award based on achievement of two-year corporate performance objectives covering fiscal 2019 and fiscal 2020. There is no threshold payout amount under the PSUs, as the minimum amount that may vest under each PSU award is 0 shares.

(3)
Reflects the aggregate grant date fair value of each equity award computed in accordance with FASB ASC Topic 718. Amounts reported for PSUs are based upon the probable outcome of the performance conditions, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effects of estimated forfeitures. As of the date of grant, the probable outcome of the performance conditions for these grants was 75% achievement. The reported amounts do not necessarily correspond to the actual value that may be recognized by the Named Officer. Assuming the highest level of performance conditions will be achieved and the PSUs will vest at their maximum level of 100%, the following table sets forth the value of the PSUs at the date of grant:

Name	Maximum Value of PSUs Granted in Fiscal 2020 (Fiscal 2020-2021 Performance Period)
Mr. Grady	$3,899,944
Dr. Gill	$3,119,994
Mr. Sverha	$249,302
Mr. Archer	$1,399,922
Mr. Ng	$2,719,906
(4)	Granted under our 2010 Performance Incentive Plan.
(5)	Granted under our 2020 Equity Incentive Plan.
Outstanding Equity Awards at Fiscal 2020 Year-End
The following table presents information regarding the outstanding equity awards held by each Named Officer as of the end of fiscal 2020.
		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Shares or Units of Stock That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
Mr. Grady	8/22/2019	60,446	3,587,470	—	—
	8/22/2019(5)	—	—	40,297	2,391,627
	8/22/2019(5)	—	—	40,297	2,391,627
	8/23/2018	20,824	1,235,904	—	—
	8/23/2018(6)	—	—	36,443	2,162,892
	8/23/2018(6)	—	—	36,443	2,162,892
	11/9/2017(7)	24,327	1,443,807	—	—
Dr. Gill	8/22/2019	38,747	2,299,634	—	—
	8/22/2019(5)	—	—	32,238	1,913,325
	8/22/2019(5)	—	—	32,238	1,913,325
	8/23/2018	16,660	988,771	—	—
	8/23/2018(6)	—	—	31,236	1,853,857
	8/23/2018(6)	—	—	31,236	1,853,857
	8/24/2017	9,318	553,023	—	—
Mr. Sverha	2/17/2020	1,918	113,833	—	—
	2/17/2020(5)	—	—	1,918	113,833
	2/17/2020(5)	—	—	1,918	113,833
	8/22/2019(7)	2,066	122,617	—	—
	5/10/2018(7)	5,650	335,328	—	—
Mr. Archer	8/22/2019	12,399	735,881	—	—
	8/22/2019(5)	—	—	14,465	858,498
	8/22/2019(5)	—	—	14,465	858,498
	5/9/2019(7)	14,069	834,995	—	—
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EXECUTIVE COMPENSATION
		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Shares or Units of Stock That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
Mr. Ng	8/22/2019	35,492	2,106,450	—	—
	8/22/2019(5)	—	—	28,104	1,667,972
	8/22/2019(5)	—	—	28,104	1,667,972
	8/23/2018	15,272	906,393	—	—
	8/23/2018(6)	—	—	27,072	1,606,723
	8/23/2018(6)	—	—	27,072	1,606,723
	8/24/2017	7,921	470,111	—	—
(1)
Stock awards in this column consist of unvested time-based RSUs. Unless otherwise noted, all time-based RSUs are scheduled to vest over a three-year period at a rate of 33.3% on each anniversary of the grant date, subject to continued service with us through the applicable vesting date.

(2)
Values reported were determined by multiplying the number of unvested time-based RSUs by $59.35, the closing price on the New York Stock Exchange of our ordinary shares on June 26, 2020, the last business day of fiscal 2020.

(3)	Amounts reported were based on target performance measures and represent PSU awards.
(4)
Values reported were based on target performance measures and determined by multiplying the number of unvested PSUs by $59.35, the closing price on the New York Stock Exchange of our ordinary shares on June 26, 2020, the last business day of fiscal 2020.

(5)
The performance cycle for this PSU began on June 29, 2019 and ends on June 25, 2021 (the “fiscal 2020-2021 cycle”). This PSU will vest, if at all, following the end of the fiscal 2020-2021 cycle, on the date the Compensation Committee certifies achievement of the applicable performance criteria.

(6)
The performance cycle for this PSU began on began on June 30, 2018 and ended on June 28, 2020 (the “fiscal 2019-2020 cycle”). In August 2019, 41.5% of this PSU vested following the Compensation Committee’s certification of partial achievement of the performance criteria for the fiscal 2019-2020 cycle.

(7)	This RSU is scheduled to vest over a four-year period at a rate of 25% on each anniversary of the vesting commencement date, subject to continued service with us through the applicable vesting date.
Option Exercises and Shares Vested in Fiscal 2020
The following table presents information concerning the exercise of options and the vesting of stock awards in fiscal 2020 for each of our Named Officers.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Mr. Grady	—	—	25,575	1,138,687
Dr. Gill	—	—	25,882	1,297,440
Mr. Sverha	—	—	2,825	150,375
Mr. Archer	—	—	4,689	308,067
Mr. Ng	—	—	22,555	1,129,252
(1)
The value realized on vesting was determined by multiplying (i) the number of our ordinary shares acquired upon vesting of a restricted share unit, by (ii) the closing price per share of our ordinary shares on the New York Stock Exchange on the vesting date.

Potential Payments Upon Termination or Change of Control
We have entered into offer letters with our Named Officers that provide the general terms and conditions of their employment, including payments and benefits upon termination of their employment in specified circumstances.
Arrangement with Mr. Grady
On February 26, 2019, our Compensation Committee approved a change in control and severance agreement (the “CIC Agreement”) for Seamus Grady. The CIC Agreement has an initial term of three years following its effective date and renews automatically annually thereafter unless either party provides notice of non-
renewal at least 90 days before the date of the scheduled renewal. The CIC Agreement supersedes the severance payments and benefits set forth in Mr. Grady’s offer letter dated September 20, 2017.
Pursuant to the CIC Agreement, if Mr. Grady’s employment is terminated by us without “cause” and other than due to his death or disability, or by him for “good reason” (a “Qualifying Termination”), in each case other than during the period beginning three months prior to a change in control of Fabrinet through the one-year anniversary of any such change in control (the “Change in Control Period”), then subject to Mr. Grady
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entering into and not revoking a separation agreement and release of claims (a “Release Agreement”), Mr. Grady will receive the same severance payments and benefits as was set forth in his offer letter, consisting of: (i) a lump sum payment of 100% of his then annual base salary, (ii) a lump sum payment of any earned but unpaid bonus as of the date of employment termination, (iii) a lump sum payment of two times his cost of COBRA coverage for twelve months, and (iv) to the extent Mr. Grady is receiving tax equalization benefits under our expatriate policy as of the date of employment termination, continued tax equalization benefits for the calendar year in which the employment termination occurs and the immediately following calendar year.
In the event of a Qualifying Termination during the Change in Control Period, then subject to Mr. Grady entering into and not revoking a Release Agreement, and in lieu of the severance payments and benefits described above, Mr. Grady will receive (i) a lump sum payment of 200% of his then annual base salary (or if greater, his annual base salary as in effect immediately before the change in control, (ii) a lump sum payment of any earned but unpaid bonus as of the date of employment termination, (iii) a lump sum payment of 200% of his annual target bonus opportunity in effect as of the date of employment termination (or if greater, his annual target bonus opportunity as in effect immediately before the change in control), (iv) a lump sum payment of two times his cost of COBRA coverage for twelve months, (v) 100% vesting acceleration of any unvested and outstanding time-based equity awards (i.e., awards subject to vest based on continued service but not any other performance requirements), and (vi) to the extent Mr. Grady is receiving tax equalization benefits under our expatriate policy as of the date of employment termination, continued tax equalization benefits for the calendar year in which the employment termination occurs and the immediately following calendar year.
In the event of a change in control, any PSUs held by Mr. Grady that are outstanding and for which the performance period would not be completed as of the change in control will have the performance period shortened in connection with the change in control, any revenue-related performance goals under the PSUs will be measured on a prorated basis to reflect the shortened performance period, and any gross margin-related performance goals under the PSUs will be measured over the last, four, consecutive fiscal quarters of the Company completed before the change in control. Any portion of the PSUs for which performance is deemed achieved based on the foregoing change in control-related measurement will be scheduled to vest on the last day of the original performance period subject to continued service through the vesting date. In the event of a
Qualifying Termination during the Change in Control Period, any unvested portion of the PSUs outstanding as of the date of the Qualifying Termination for which performance was deemed achieved on or before the Qualifying Termination (or if the Qualifying Termination occurs before the change in control, then for which performance is deemed achieved in connection with the change in control based on the foregoing change in control-related measurement) will accelerate vesting in full.
“Cause” means Mr. Grady’s (i) commission of a felony or any crime involving moral turpitude, (ii) willful breach of his duties to us, including, but not limited to, theft from us and failure to fully disclose a personal pecuniary interest in a transaction involving us, or (iii) engaging in willful misconduct, willful or gross neglect, fraud, misappropriation, or embezzlement.
“Good reason” means (i) a material diminution in Mr. Grady’s authority, duties, or responsibilities (including following any change in control) or (ii) a material breach by us of Mr. Grady’s offer letter or the CIC Agreement. However, before terminating his employment for good reason, Mr. Grady must provide (i) written notice to the Board setting forth the condition that could constitute a “good reason” event within sixty (60) days following the initial existence of such condition and (ii) an opportunity for us to remedy the condition within 30 days after receipt of such notice.
Arrangement with Dr. Gill
Pursuant to Dr. Gill’s amended and restated offer letter dated as of January 9, 2018, Dr. Gill and Fabrinet are each free to terminate Dr. Gill’s employment at any time, effective (i) one year after providing written notice, or (ii) such lesser period ending on May 7, 2023 (the “Gill Retirement Date”) to the extent that the written notice is provided within the one year period prior to the Gill Retirement Date, provided that Dr. Gill’s employment can be terminated at any time for cause without advance written notice.
Subject to certain conditions, in the event Dr. Gill’s employment is terminated prior to, or within 10 days after, the Gill Retirement Date, either by us without “good cause” and other than due to his death or disability, or by Dr. Gill for any reason, Dr. Gill will receive the following severance benefits: (1) a lump sum payment equal to the sum of (a) his one month’s base salary multiplied by the total number of full and fractional years of his employment with us as of his termination date; (b) any earned but unpaid bonus; and (c) two times his cost of COBRA coverage for twelve months; (2) any then-outstanding and unvested performance-based equity awards that remain subject to the achievement of any performance
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EXECUTIVE COMPENSATION
goals as of the date of termination of employment will remain outstanding and eligible to vest based on the extent that the applicable performance-based or other criteria are satisfied; and (3) continued tax equalization benefits under our expatriate policy, as in effect on the date of termination, for the calendar year in which the termination date occurs, and the following calendar year.
In the event Dr. Gill’s employment is terminated on account of Dr. Gill’s death or disability on or prior to the Gill Retirement Date, Dr. Gill will receive the severance benefits described in clauses (1) and (2) of the immediately preceding paragraph.
For purposes of Dr. Gill’s offer letter, “good cause” means (i) an act of dishonesty made in connection with his responsibilities as an employee, (ii) a conviction of or plea of nolo contendere to a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (iii) gross misconduct, (iv) unauthorized use or disclosure of any proprietary information or trade secrets of Fabrinet or any other party to whom he owes an obligation of nondisclosure as a result of his relationship with us, (v) willful breach of any obligations under any written agreement or covenant with us, or (vi) continued failure to perform employment duties after receipt of a written demand for performance from us.
Arrangement with Mr. Sverha
On March 17, 2020, we entered into an amended and restated offer letter with Mr. Sverha in connection with his promotion to Executive Vice President, Chief Financial Officer. Mr. Sverha’s offer letter sets forth the general terms and conditions of his employment, including initial elements of his compensation and expatriate benefits. Upon termination of Mr. Sverha’s employment while he is assigned to a location outside the United States, Mr. Sverha is entitled to repatriation benefits consisting of one-way economy class airfare, reimbursement of reasonable moving expenses, and continued tax equalization benefits under our expatriate policy, as in effect on the date of termination, for the calendar year in which the termination date occurs.
Arrangement with Mr. Archer
Mr. Archer’s offer letter dated as of December 6, 2018 sets forth the general terms and conditions of his employment, including initial elements of his compensation, but does not provide for any payments or benefits upon termination of his employment.
Arrangement with Mr. Ng
Pursuant to Mr. Ng’s amended and restated offer letter dated as of February 1, 2020, Mr. Ng and Fabrinet are each free to terminate Mr. Ng’s employment at any time, effective (i) one year after providing written notice, or (ii) such lesser period ending on December 30, 2023 (the ”Ng Retirement Date”) to the extent that the written notice is provided within the one year period prior to the Ng Retirement Date, provided that Mr. Ng’s employment can be terminated at any time for cause without advance written notice. On February 1, 2020, Mr. Ng notified us that he would retire on February 1, 2021.
Subject to certain conditions, in the event Mr. Ng’s employment is terminated prior to, or within 10 days after, the Ng Retirement Date, either by us without “good cause” and other than due to his death or disability, or by Mr. Ng for any reason, Mr. Ng will receive the following severance benefits: (1) a lump sum payment equal to the sum of (a) his one month’s base salary multiplied by the total number of full and fractional years of his employment with us as of his termination date; (b) any earned but unpaid bonus; and (c) two times his cost of COBRA coverage for twelve months; (2) any then-outstanding and unvested performance-based equity awards that remain subject to the achievement of any performance goals as of the date of termination of employment will remain outstanding and eligible to vest based on the extent that the applicable performance-based or other criteria are satisfied; (3) 100% vesting acceleration of any unvested and outstanding time-based equity awards (i.e., awards subject to vest based on continued service but not any other performance requirements); and (4) continued tax equalization benefits under our expatriate policy, as in effect on the date of termination, for the calendar year in which the termination date occurs, and the following calendar year.
In the event Mr. Ng’s employment is terminated on account of Mr. Ng’s death or disability on or prior to the Ng Retirement Date, Mr. Ng will receive the severance benefits described in clauses (1), (2) and (3) of the immediately preceding paragraph.
For purposes of Mr. Ng’s offer letter, “good cause” means (i) an act of dishonesty made in connection with his responsibilities as an employee, (ii) a conviction of or plea of nolo contendere to a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (iii) gross misconduct, (iv) unauthorized use or disclosure of any proprietary information or trade secrets of Fabrinet or any other party to whom he owes an obligation of nondisclosure as a result of his relationship with us, (v) willful breach of any obligations under any written agreement or covenant with us, or (vi) continued failure to perform employment duties after receipt of a written demand for performance from us.
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Life Insurance
We provide each of Dr. Gill and Mr. Ng with a life insurance policy, which in the event of death would pay $3 million to their respective heirs or beneficiaries and $2 million to us.
Estimated Payments and Benefits
The following tables provide information concerning the estimated payments and benefits that would be provided to our Named Officers in the circumstances described above. Payments and benefits are estimated assuming the triggering event took place on the last business day of fiscal 2020 (June 26, 2020). There can be no assurance a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date, of if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors affecting the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.
Termination of Employment Unrelated to a Change in Control
Name	Type of Benefit	Due to Death ($)	Due to Disability ($)	Without Cause ($)	Due to Resignation for Good Reason ($)	Due to Resignation for Any Reason ($)
Mr. Grady	Cash Severance Payment – 100% Annual Base Salary(1)	—	—	860,000	860,000	—
	Cash Severance Payment – Cash Incentive Plan Compensation(2)	—	—	1,075,000	1,075,000	—
	Continued Coverage of Medical Benefits(3)	—	—	60,000	60,000	—
	Total Value of Termination Benefits	—	—	1,995,000	1,995,000	—
Dr. Gill	Cash Severance Payment – Monthly Base Salary x Years of Employment(1)	1,320,000	1,320,000	1,320,000	—	1,320,000
	Cash Severance Payment – Cash Incentive Plan Compensation(2)	1,300,000	1,300,000	1,300,000	—	1,300,000
	Continued Coverage of Medical Benefits(3)	60,000	60,000	60,000	—	60,000
	Life Insurance Benefits(4)	3,000,000	—	—	—	—
	Total Value of Termination Benefits(5)	5,680,000	2,680,000	2,680,000	—	2,680,000
Mr. Sverha	Repatriation Benefits(6)	—	—	100,000	—	100,000
	Total Value of Termination Benefits(5)	—	—	100,000	—	100,000
Mr. Ng	Cash Severance Payment – Monthly Base Salary x Years of Employment(1)	793,333	793,333	793,333	—	793,333
	Cash Severance Payment – Cash Incentive Plan Compensation(2)	865,000	865,000	865,000	—	865,000
	Continued Coverage of Medical Benefits(3)	60,000	60,000	60,000	—	60,000
	Life Insurance Benefits(4)	3,000,000	—	—	—	—
	Equity Award Vesting Acceleration(7)	3,482,955	3,482,955	3,482,955	—	3,482,955
	Total Value of Termination Benefits(5)	8,201,288	5,201,288	5,201,288	—	5,201,288
(1)	Assumes an annual base salary of $860,000 for Mr. Grady, $990,000 for Dr. Gill, and $680,000 for Mr. Ng (salaries in effect at June 26, 2020).
(2)	Reflects the amount of bonus earned under the Fiscal 2020 Bonus Plan but unpaid as of June 26, 2020.
(3)	Reflects two times the annual cost of COBRA coverage to maintain the benefits provided as of June 26, 2020.
(4)	Reflects the death benefit payable to the executive’s estate in the case of the executive’s death.
(5)
Does not include the future tax equalization benefits that such Named Officer may be entitled to under our expatriate policy, as described above in “Executive Compensation—Compensation Discussion and Analysis.” As of June 26, 2020, Dr. Gill, Mr. Sverha and Mr. Ng were our only Named Officers that were entitled to these benefits. The amount of any future tax equalization benefit can vary significantly depending, among other factors, on the individual’s personal tax circumstances with respect to the year for which the benefit is provided. The amount of tax equalization benefit paid in fiscal 2020 was $210,776 for Dr. Gill, $4,421 for Mr. Sverha, and $162,022 for Mr. Ng. Tax equalization benefits for any future years may differ substantially from such amounts.

(6)	Represents an estimate of the cost of one-way economy class airfare to the United States and reimbursement of reasonable moving expenses.
(7)
Potential value if vesting of eligible RSUs held by Mr. Ng had been accelerated on June 26, 2020. Assumes a share price of $59.35 (based on the closing price per share of our ordinary shares on June 26, 2020).

2020 PROXY STATEMENT	49

EXECUTIVE COMPENSATION
Termination of Employment in Connection with a Change in Control
Name	Type of Benefit	Due to Death ($)	Due to Disability ($)	Without Cause ($)	Due to Resignation for Good Reason ($)	Due to Resignation for Any Reason ($)
Mr. Grady	Cash Severance Payment – 200% Annual Base Salary(1)	—	—	1,720,000	1,720,000	—
	Cash Severance Payment – Cash Incentive Plan Compensation(2)	—	—	1,075,000	1,075,000	—
	Cash Severance Payment – 200% Cash Incentive Target Bonus Opportunity(3)	—	—	2,150,000	2,150,000	—
	Continued Coverage of Medical Benefits(4)	—	—	60,000	60,000	—
	Equity Award Vesting Acceleration(5)	—	—	6,267,182	6,267,182	—
	Total Value of Termination Benefits	—	—	11,272,182	11,272,182	—
Dr. Gill	Cash Severance Payment – Monthly Base Salary x Years of Employment(1)	1,320,000	1,320,000	1,320,000	—	1,320,000
	Cash Severance Payment – Cash Incentive Plan Compensation(2)	1,300,000	1,300,000	1,300,000	—	1,300,000
	Continued Coverage of Medical Benefits(4)	60,000	60,000	60,000	—	60,000
	Life Insurance Benefits(6)	3,000,000	—	—	—	—
	Total Value of Termination Benefits(7)	5,680,000	2,680,000	2,680,000	—	2,680,000
Mr. Sverha	Repatriation Benefits(6)	—	—	100,000	—	100,000
	Total Value of Termination Benefits(7)	—	—	100,000	—	100,000
Mr. Ng	Cash Severance Payment – Monthly Base Salary x Years of Employment(1)	793,333	793,333	793,333	—	793,333
	Cash Severance Payment – Cash Incentive Plan Compensation(2)	865,000	865,000	865,000	—	865,000
	Continued Coverage of Medical Benefits(4)	60,000	60,000	60,000	—	60,000
	Life Insurance Benefits(7)	3,000,000	—	—	—	—
	Equity Award Vesting Acceleration(5)	3,482,955	3,482,955	3,482,955	—	3,482,955
	Total Value of Termination Benefits(7)	8,201,288	5,201,288	5,201,288	—	5,201,288
(1)	Assumes an annual base salary of $860,000 for Mr. Grady, $990,000 for Dr. Gill and $680,000 for Mr. Ng (salaries in effect at June 26, 2020).
(2)	Reflects the amount of bonus earned under the Fiscal 2020 Bonus Plan but unpaid as of June 26, 2020.
(3)	Assumes an annual target bonus opportunity of $1,075,000 for Mr. Grady.
(4)	Reflects two times the annual cost of COBRA coverage to maintain the benefits provided as of June 26, 2020.
(5)
Potential value if vesting of eligible RSUs held by the Named Officer had been accelerated on June 26, 2020. Assumes a share price of $59.35 (based on the closing price per share of our ordinary shares on June 26, 2020).

(6)	Reflects the death benefit payable to the executive’s estate in the case of the executive’s death.
(7)
Does not include the future tax equalization benefits that such Named Officer may be entitled to under our expatriate policy, as described above in “Executive Compensation—Compensation Discussion and Analysis.” As of June 26, 2020, Dr. Gill, Mr. Sverha and Mr. Ng were our only Named Officers that were entitled to these benefits. The amount of any future tax equalization benefit can vary significantly depending, among other factors, on the individual’s personal tax circumstances with respect to the year for which the benefit is provided. The amount of tax equalization benefit paid in fiscal 2020 was $210,776 for Dr. Gill, $4,421 for Mr. Sverha, and $162,022 for Mr. Ng. Tax equalization benefits for any future years may differ substantially from such amounts.

Chief Executive Officer Pay Ratio
The Compensation Committee reviewed a comparison of our CEO’s annual total compensation in fiscal 2020 to that of the median of all other employees for that same period. $7,843,473, and our median employee’s total fiscal 2019 compensation was $11,665, making our CEO’s pay in fiscal 2020 approximately 672 times the pay of our median employee, who is a worker in Thailand.
The pay ratio described above is a reasonable estimate calculated in a manner consistent with Item 402(u) of
Regulation S-K (“Item 402(u)”). The median employee was identified by determining the compensation for each employee using the following consistently applied compensation measures:
•	salary received in fiscal 2020 (annualized if employee worked only a portion of the fiscal year, including if employee was on an unpaid leave of absence during the fiscal year);
•	annual incentive bonus earned in fiscal 2020;
50	2020 PROXY STATEMENT

EXECUTIVE COMPENSATION
•	grant date fair value of equity awards granted during fiscal 2020; and
•	perquisites paid in fiscal 2020.
Our calculation includes all employees in the United States, China, Thailand and the United Kingdom as of June 26, 2020, the last day of fiscal 2020. As of that date, we had 180 employees located in the United States and
11,272 employees located outside of the United States. Our employees located in the Cayman Islands, Israel, Singapore and the United Kingdom (an aggregate total of 135 employees) were excluded from the calculation under the de minimis exception provided for in Item 402(u). We applied exchange rates as of June 26, 2020 to the compensation elements paid in Chinese Renminbi, Thai baht and British pounds.
Equity Compensation Plan Information
The following table provides information as of June 26, 2020 with respect to our ordinary shares that may be issued under our existing equity compensation plans.
	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)
Equity compensation plans approved by security holders	1,213,570(1)	—	2,923,551
Equity compensation plans not approved by security holders	24,327(2)	—	111,347
Total	1,237,897	—	3,034,898
(1)
Consists of shares issuable upon outstanding awards under the 2010 Performance Incentive Plan and the 2020 Equity Incentive Plan. This amount represents an aggregate of 773,430 shares subject to RSUs and 440,140 shares subject to PSUs that were outstanding as of June 26, 2020.

(2)
Consists of shares issuable upon outstanding awards under the 2017 Inducement Equity Incentive Plan. This amount represents an aggregate of 24,327 shares subject to RSUs that were outstanding as of June 26, 2020. We adopted the 2017 Inducement Equity Incentive Plan on November 2, 2017, with a reserve of 160,000 ordinary shares authorized for future issuance solely for the granting of inducement share options and equity awards to new employees. The plan was adopted without shareholder approval in reliance on the “employment inducement exemption” provided under the New York Stock Exchange Listed Company Manual.

2020 PROXY STATEMENT	51

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Related Party Transactions
We describe below transactions since the beginning of fiscal 2020 to which we were a party or will be a party, in which the amounts involved exceeded or will exceed $120,000 and in which the following persons had or will have a direct or indirect material interest:
•	any of our directors or executive officers;
•	any nominee for election as one of our directors;
•	any person or entity that beneficially owns more than five percent of our outstanding shares; or
•	any member of the immediate family of any of the foregoing persons.
Employment of Family Members
Sean Mitchell, son of David T. Mitchell, is a Manager, Business Development at our Fabrinet West subsidiary. In fiscal 2020, he received total cash compensation of $375,000 (consisting of salary and commissions), perquisites in the amount of $33,479, and a grant of 723 restricted share units with an aggregate grant date fair value of $34,986 that are scheduled to vest in equal annual installments over four years from the grant date, subject to continued service with us. Sean Mitchell’s current annual base salary is $150,000.
Dr. Soon Kaewchansilp, father-in-law of David T. Mitchell, was appointed in March 2015 as the first Fabrinet Fellow in recognition of his many years of exemplary service to Fabrinet. As a Fabrinet Fellow, Dr. Kaewchansilp will continue to serve as Fabrinet’s ambassador to the Thai-American Chamber of Commerce, liaise with Thai government officials on behalf of Fabrinet, and mentor our employees in Thailand. In fiscal 2020, Dr. Kaewchansilp received total cash compensation of $180,000 and perquisites in the amount of $15,582. Dr. Kaewchansilp will receive a lump sum payment of $500,000 when his relationship with Fabrinet concludes.
Policy for Approval of Related Party Transactions
In accordance with the Audit Committee’s charter, the Audit Committee reviews and pre-approves in writing any proposed related party transactions. The most significant related party transactions, particularly those involving our directors and officers, will be reviewed and pre-approved in writing by the Board. We will report all such material related party transactions under applicable accounting rules, federal securities laws and SEC rules and regulations. Any dealings with a related party must be conducted in such a way that does not give us or the related party preferential treatment. For purposes of these procedures, “related person” and “transaction” have the meanings contained in Item 404 of Regulation S-K.
52	2020 PROXY STATEMENT

SECURITY OWNERSHIP BY PRINCIPAL SHAREHOLDERS AND MANAGEMENT
The following table sets forth information with respect to the beneficial ownership of our ordinary shares as of October 14, 2020, for:
•	each person (or group of affiliated persons) who is known by us to beneficially own more than 5% of our ordinary shares;
•	each of our Named Officers;
•	each of our directors and director nominees; and
•	all of our directors and current executive officers as a group.
We have determined beneficial ownership in accordance with SEC rules. Except as indicated in the footnotes below, and subject to applicable community property laws, we believe, based on the information furnished to us, the persons and entities named in the table below have sole voting and investment power with respect to all ordinary shares shown as beneficially owned by them. Percentage of beneficial ownership is based on 36,937,866 ordinary shares outstanding as of October 14, 2020 (excluding 1,744,103 ordinary shares held by us as a treasury shares). In computing the number of ordinary shares beneficially owned by a person or entity and the percentage ownership of that person or entity, we deemed to be outstanding all ordinary shares as to which such person or entity has the right to acquire within 60 days of October 14, 2020, through the exercise of any option or other right. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person or entity. Unless otherwise noted below, the address of each beneficial owner named below is c/o Fabrinet USA, Inc., 4900 Patrick Henry Drive, Santa Clara, CA 95054.
Name of Beneficial Owner	Shares Beneficially Owned (#)	Percentage Beneficially Owned (%)
5% Shareholders:
BlackRock, Inc.(1)	5,523,422	14.95
The Vanguard Group(2)	4,103,886	11.11
Dimensional Fund Advisors LP(3)	2,931,627	7.93
FMR LLC(4)	2,469,415	6.68
Wasatch Advisors, Inc.(5)	2,238,148	6.06

Named Officers:
Seamus Grady	6,081	*
Dr. Harpal Gill	13,235	*
Csaba Sverha	3,341	*
Edward T. Archer	—	—
TS Ng	—	—

Non-Employee Directors:
Dr. Homa Bahrami	24,650	*
Gregory P. Dougherty	2,677	*
Thomas F. Kelly	35,823	*
Dr. Frank H. Levinson	46,592	*
David T. Mitchell(6)	71,889	*
Rollance E. Olson	42,410	*

All directors and current executive officers as a group (11 persons)	246,698	*
*	Represents less than 1% of the total.
(1)	Based on a Schedule 13G/A filed with the SEC on February 4, 2020. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10022.
(2)	Based on a Schedule 13G/A filed with the SEC on July 10, 2020. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(3)	Based on a Schedule 13G/A filed with the SEC on February 12, 2020. The address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, TX 78746.
(4)	Based on a Schedule 13G/A filed with the SEC on February 7, 2020. The address of FMR LLC is 245 Summer Street, Boston, MA 02210.
(5)	Based on a Schedule 13G filed with the SEC on February 10, 2020. The address of Wasatch Advisors, Inc. is 505 Wakara Way, Salt Lake City, UT 84108.
(6)	All shares are held by the David T. Mitchell Separate Property Trust, of which Mr. Mitchell is the sole trustee.
2020 PROXY STATEMENT	53

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our directors, executive officers and any persons holding more than 10% of a registered class of our equity securities to report initial ownership of such equity shares, and any subsequent changes in ownership to the SEC. Such officers, directors and 10% shareholders also are required by SEC rules to furnish us with copies of all Section 16(a) forms they file. Specific due dates have been established by the SEC, and we are required to disclose in this proxy statement any failure to file required ownership reports by these dates. Based solely on our review of copies of such forms received, or written representations from certain reporting persons that no filings were required for such persons, we believe that during fiscal 2020 our executive officers and directors complied with all Section 16(a) filing requirements applicable to them, except Mr. Archer filed a late Form 4 on February 10, 2020 to report that 2,446 shares were withheld to cover his tax liability in connection with the vesting of restricted share units on January 7, 2020.
OTHER MATTERS
We know of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.
It is important your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone, by using the Internet as instructed on the enclosed proxy card, or by executing and returning the enclosed proxy card in the envelope provided at your earliest convenience.
THE BOARD OF DIRECTORS

Grand Cayman, Cayman Islands
October 22, 2020
54	2020 PROXY STATEMENT

APPENDIX A
RECONCILIATION OF GAAP MEASURES TO NON-GAAP FINANCIAL MEASURES
In addition to disclosing financial results in accordance with U.S. GAAP, this document contains references to the non-GAAP financial measures below. We refer to these non-GAAP financial measures in making operating decisions because they provide meaningful supplemental information regarding our ongoing operational performance. Our non-GAAP financial measures reflect adjustments based on one or more of the following items: share-based compensation expenses; depreciation of fair value uplift; ASC 606 adoption impact on gross profit and operating profit; severance payments; expenses related to our CFO/CEO search; amortization of intangibles; goodwill impairment charge; business combination expenses and consulting fee; amortization of debt issuance costs; and expenses related to reduction in workforce. We have excluded these items in order to enhance investors’ understanding of our underlying operations. The use of these non-GAAP financial measures has material limitations because they should not be used to evaluate our company without reference to their corresponding GAAP financial measures. As such, we compensate for these material limitations by using these non-GAAP financial measures in conjunction with GAAP financial measures.
These non-GAAP financial measures are used to: (1) measure company performance against historical results, (2) facilitate comparisons to our competitors’ operating results, and (3) allow greater transparency with respect to information used by management in making financial and operational decisions. In addition, these non-GAAP financial measures are used to measure company performance for the purposes of determining employee incentive plan compensation.
The following tables present the reconciliations of our most comparable U.S. GAAP measures to our non-GAAP measures presented:
GAAP gross profit and gross margin to non-GAAP gross profit and gross margin
(in thousands of U.S. dollars)	Twelve Months Ended
	June 26, 2020	June 28, 2019
Revenue	$1,641,836	$1,584,335

Gross profit (GAAP)	$186,105	$179,224
Share-based compensation expenses	6,098	5,655
Depreciation of fair value uplift	327	341
ASC 606 adoption impact on gross profit	—	(31)
Gross profit (non-GAAP)	$192,530	$185,189

Gross margin (GAAP)	11.3%	11.3%
Gross margin (non-GAAP)	11.7%	11.7%
2020 PROXY STATEMENT	A-1

GAAP operating profit and operating margin to non-GAAP operating profit and operating margin
(in thousands of U.S. dollars)	Twelve Months Ended
	June 26, 2020	June 28, 2019
Revenue	$1,641,836	$1,584,335

Operating profit (GAAP)	$117,402	$122,641
Share-based compensation expenses	22,203	17,157
Depreciation of fair value uplift	327	341
ASC 606 adoption impact on operating profit	—	(31)
Expenses related to reduction in workforce	329	1,516
Expenses related to CFO/CEO search	—	290
Amortization of intangibles	562	694
Goodwill impairment charge	3,514	—
Business combination expenses	—	552
Severance payment	150	1,120
Operating profit (non-GAAP)	$144,487	$144,280

Operating margin (GAAP)	7.2%	7.7%
Operating margin (non-GAAP)	8.8%	9.1%
GAAP net income and net income per diluted share to non-GAAP net income and net income per diluted share
(in thousands of U.S. dollars, except per share data)	Twelve Months Ended
	June 26, 2020		June 28, 2019
	Net income	Diluted EPS	Net income	Diluted EPS
Net income (GAAP measure)	$113,479	$3.01	$120,955	$3.23
Items reconciling GAAP net income & EPS to non-GAAP net income & EPS:
Related to cost of revenues:
Share-based compensation expenses	6,098	0.16	5,655	0.15
Depreciation of fair value uplift	327	0.01	341	0.01
ASC 606 adoption impact on gross profit	—	—	(31)	(0.00)
Total related to gross profit	6,425	0.17	5,965	0.16
Related to selling, general and administrative expenses:
Share-based compensation expenses	16,105	0.43	11,502	0.31
Expenses related to CFO/CEO search	—	—	290	0.01
Amortization of intangibles	562	0.01	694	0.02
Goodwill impairment charge	3,514	0.09	—	—
Business combination expenses and consulting fee	—	—	552	0.01
Severance payments	150	0.00	1,120	0.03
Total related to selling, general and administrative expenses	20,331	0.54	14,158	0.38
Related to other income and other expense:
Expenses related to reduction in workforce	329	0.01	1,516	0.04
Amortization of debt issuance costs	26	0.00	—	—
Total related to other income and other expense	355	0.01	1,516	0.04

Total related to net income & EPS	27,111	0.72	21,639	0.58
Non-GAAP net income	$140,590	$3.73	$142,594	$3.81
Shares used in computing diluted net income per share
GAAP diluted shares		37,655		37,415
Non-GAAP diluted shares		37,655		37,415
A-2	2020 PROXY STATEMENT

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/FN2020**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D25304-P45063

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FABRINET

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Seamus Grady
02) Thomas F. Kelly

The Board of Directors recommends you vote FOR the following proposals.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Proxy Statement and Annual Report are available at www.proxyvote.com.

D25305-P45063

FABRINET
Annual Meeting of Shareholders
December 10, 2020 9:00 AM, Pacific Time
This proxy is solicited by the Board of Directors

The undersigned shareholder of Fabrinet hereby appoints Colin R. Campbell and Csaba Sverha, and each of them, as proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2020 Annual Meeting of Shareholders of Fabrinet to be held on December 10, 2020 at 9:00 a.m., Pacific time, at www.virtualshareholdermeeting.com/FN2020, and at any adjournment or postponement thereof, and to vote all ordinary shares which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations indicated on the reverse side, and according to the discretion of the proxy holders for any other matters that may properly come before the meeting or any postponement or adjournment thereof.

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE